Exhibit 99

PFIZER REPORTS THIRD-QUARTER 2018 RESULTS

▪	Third-Quarter 2018 Revenues of $13.3 Billion, Reflecting 2% Operational Growth

▪	Third-Quarter 2018 Reported Diluted EPS(1) of $0.69, Adjusted Diluted EPS(2) of $0.78

▪	Narrowed Certain 2018 Financial Guidance Ranges; Midpoint of Updated Adjusted Diluted EPS(2) Guidance Range of $2.98 to $3.02 is Unchanged from July 2018

▪	Repurchased $1.1 Billion of Common Stock in Third-Quarter 2018 and $9.0 Billion to Date in 2018; Now Expect to Repurchase Approximately $12 Billion of Shares in 2018
NEW YORK, NY, Tuesday, October 30, 2018 – Pfizer Inc. (NYSE: PFE) reported financial results for third-quarter 2018 and narrowed certain 2018 financial guidance ranges.
Results for the third quarter and first nine months of 2018 and 2017(3) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2018	2017	Change	2018	2017	Change
Revenues	$ 13,298	$ 13,168	1%	$ 39,670	$ 38,843	2%
Reported Net Income(1)	4,114	2,840	45%	11,546	9,034	28%
Reported Diluted EPS(1)	0.69	0.47	46%	1.92	1.49	29%
Adjusted Income(2)	4,661	4,059	15%	14,156	12,313	15%
Adjusted Diluted EPS(2)	0.78	0.67	16%	2.36	2.03	16%

REVENUES

($ in millions)	Third-Quarter				Nine Months
	2018	2017	% Change		2018	2017	% Change
			Total	Oper.			Total	Oper.
Innovative Health	$ 8,471	$ 8,118	4%	5%	$ 24,573	$ 23,204	6%	4%
Essential Health	4,826	5,050	(4%)	(4%)	15,097	15,639	(3%)	(6%)
Total Company	$ 13,298	$ 13,168	1%	2%	$ 39,670	$ 38,843	2%	—

On February 3, 2017, Pfizer completed the sale of its global infusion therapy net assets, Hospira Infusion Systems (HIS). Therefore, financial results for the first nine months of 2018 do not reflect any contribution from legacy HIS operations, while the first nine months of 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations(3).

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(4).
2018 FINANCIAL GUIDANCE(5)
Pfizer’s updated 2018 financial guidance is presented below.
The guidance range for Revenues was narrowed from a range of $53.0 to $55.0 billion to a range of $53.0 to $53.7 billion, primarily reflecting:

▪	lower-than-anticipated Essential Health revenues, primarily due to continued legacy Hospira Sterile Injectable Pharmaceuticals (SIP) product shortages in the U.S.; and

▪	recent unfavorable changes in foreign exchange rates in relation to the U.S. dollar from mid-July 2018 to mid-October 2018, primarily the weakening of certain emerging markets currencies and the euro.

Revenues	$53.0 to $53.7 billion
(previously $53.0 to $55.0 billion)
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.8% to 21.3%
(previously 20.5% to 21.5%)
Adjusted SI&A Expenses(2)	$14.0 to $14.5 billion
(previously $14.0 to $15.0 billion)
Adjusted R&D Expenses(2)	$7.7 to $8.1 billion
Adjusted Other (Income)/Deductions(2)	Approximately $1.3 billion of income
(previously approximately $1.0 billion of income)
Effective Tax Rate on Adjusted Income(2),(6)	Approximately 16.0%
Adjusted Diluted EPS(2)	$2.98 to $3.02
(previously $2.95 to $3.05)

Financial guidance for Adjusted diluted EPS(2) reflects anticipated share repurchases totaling approximately $12 billion in 2018, including $9.0 billion of share repurchases already completed to date in 2018. Dilution related to share-based employee compensation programs is expected to offset the reduction in shares associated with these share repurchases by approximately half.
CAPITAL ALLOCATION

▪	During the first nine months of 2018, Pfizer returned $13.2 billion directly to shareholders, through a combination of:

–	$6.0 billion of dividends, composed of $0.34 per share of common stock in each of the first, second and third quarters of 2018; and

–
$7.2 billion of share repurchases, composed of $3.2 billion of open-market share repurchases and a $4.0 billion accelerated share repurchase agreement executed in March 2018 and completed in September 2018.

▪	As of October 30, 2018, Pfizer’s remaining share repurchase authorization was $7.4 billion.
EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “We reported solid third-quarter 2018 financial results, with total company revenues up 2% operationally, driven by the continued growth of key brands such as Eliquis, Ibrance, Prevnar 13, Xeljanz and Xtandi, as well as biosimilars and emerging markets. The performance of these growth drivers was partially offset by product losses of exclusivity, a decline in Legacy Established Products in developed markets and ongoing legacy Hospira sterile injectable supply shortages.
“We believe we are well-positioned to develop and commercialize differentiated new medicines, creating sustainable value for shareholders and patients. Our new organizational structure allows us to focus on maximizing the opportunity of our in-market products, advancing key pipeline programs and accelerating growth in emerging markets.
“Earlier this month, we announced that Albert Bourla will succeed me as CEO starting in January 2019. Albert’s extensive knowledge of our business, firm grasp of the issues, and deep caring for patients will help Pfizer continue to build on the outstanding foundation we have put in place. I am confident that he is implementing a structure and building a leadership team that will maximize the company’s growth opportunities,” Mr. Read concluded.
Frank D’Amelio, Executive Vice President, Business Operations and Chief Financial Officer, stated, “I am pleased with our results over the first nine months of 2018, which keep us on track to deliver a solid financial performance this year. We updated our 2018 financial guidance to reflect our performance to date as well as our outlook for the remainder of the year. Importantly, the midpoint of our guidance range for Adjusted diluted EPS(2), which implies 13% growth compared to last year, is unchanged from our July 2018 guidance update. Additionally, to date in 2018, we returned $15.0 billion directly to shareholders through dividends and share repurchases, demonstrating our continued commitment to returning capital to our shareholders.”
QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2018 vs. Third-Quarter 2017)
Third-quarter 2018 revenues totaled $13.3 billion, an increase of $130 million, or 1%, compared to the prior-year quarter, reflecting operational growth of $243 million, or 2%, partially offset by the unfavorable impact of foreign exchange of $113 million, or 1%.
Innovative Health (IH) Highlights

▪	IH revenues increased 5% operationally, primarily driven by continued growth from key brands including:

–	Eliquis globally, up 36% operationally, primarily driven by continued increased adoption in non-valvular atrial fibrillation as well as oral anti-coagulant market share gains;

–	Ibrance outside the U.S., up 98% operationally, primarily driven by continued uptake in developed Europe and the December 2017 launch in Japan;

–	Prevnar 13 in the U.S., up 12%, primarily due to higher government purchases for the pediatric indication;

–	Xeljanz globally, up 26% operationally, primarily driven by continued uptake in the rheumatoid arthritis indication; and

–	Xtandi in the U.S., up 20%, primarily due to continued uptake in the metastatic castrate-resistant prostate cancer (CRPC) indication, partially offset primarily by:

–
the loss of exclusivity of Viagra in the U.S. in December 2017 and the resulting shift in the reporting of Viagra revenues in the U.S. and Canada to the Essential Health business at the beginning of 2018(3); and

–	lower revenues for Enbrel in most developed Europe markets primarily due to continued biosimilar competition.
Essential Health (EH) Highlights

▪	EH revenues declined 4% operationally, negatively impacted primarily by:

–	a 14% operational decline in the Legacy Established Products (LEP) portfolio in developed markets, primarily driven by industry-wide pricing challenges in the U.S. and generic competition;

–
a 17% operational decline in the Peri-LOE Products portfolio in developed markets, primarily due to expected declines in Lyrica in developed Europe, partially offset by the addition of Viagra revenues from the U.S. and Canada that were previously recorded in the IH business; and

–	a 9% operational decline in the SIP portfolio in developed markets, primarily due to continued legacy Hospira product shortages in the U.S., partially offset primarily by:

–	11% operational growth in emerging markets, primarily reflecting growth across the LEP and SIP portfolios in China; and

–	46% operational growth from Biosimilars in developed markets, primarily from Inflectra in certain channels in the U.S. as well as in developed Europe.

GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	Third-Quarter				Nine Months
	2018	2017	% Change		2018	2017	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(1)	$ 2,694	$ 2,844	(5%)	2%	$ 8,173	$ 7,972	3%	1%
Percent of Revenues	20.3%	21.6%	N/A	N/A	20.6%	20.5%	N/A	N/A
SI&A Expenses(1)	3,494	3,504	—	—	10,448	10,249	2%	—
R&D Expenses(1)	2,008	1,865	8%	8%	5,549	5,367	3%	3%
Total	$ 8,197	$ 8,213	—	3%	$ 24,170	$ 23,588	2%	1%

Other (Income)/Deductions––net(1)	($414)	$ 79	*	*	($1,143)	$ 65	*	*
Effective Tax Rate on Reported Income(1),(6)	1.6%	20.3%			9.9%	20.1%

* Indicates calculation not meaningful or result is equal to or greater than 100%.
Pfizer recorded other income––net(1) in third-quarter 2018 compared with other deductions––net(1) in the prior-year quarter, primarily due to:

▪
a non-cash gain associated with a transaction with Bain Capital Private Equity and Bain Capital Life Sciences to create a new biopharmaceutical company, Cerevel Therapeutics, LLC, to continue development of a portfolio of clinical and preclinical stage neuroscience assets primarily targeting disorders of the central nervous system;

▪	lower charges for certain legal matters; and

▪	lower asset impairment charges.
Pfizer’s effective tax rate on Reported income(1) for third-quarter 2018 was favorably impacted by:

•
the adoption of a territorial tax system and the lower U.S. tax rate as a result of the December 2017 enactment of the TCJA(6), as well as favorable adjustments to the provisional estimate of the legislation;

•	the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business; and

•
an increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Third-Quarter				Nine Months
	2018	2017	% Change		2018	2017	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 2,673	$ 2,696	(1%)	7%	$ 8,086	$ 7,720	5%	3%
Percent of Revenues	20.1%	20.5%	N/A	N/A	20.4%	19.9%	N/A	N/A
Adjusted SI&A Expenses(2)	3,471	3,482	—	—	10,264	10,167	1%	(1%)
Adjusted R&D Expenses(2)	1,998	1,857	8%	8%	5,526	5,348	3%	3%
Total	$ 8,143	$ 8,036	1%	4%	$ 23,876	$ 23,235	3%	1%

Adjusted Other (Income)/Deductions––net(2)	($302)	($268)	13%	34%	($1,143)	($547)	*	*
Effective Tax Rate on Adjusted Income(2),(6)	13.3%	23.7%			15.2%	22.9%

* Indicates calculation not meaningful or result is equal to or greater than 100%.
Pfizer’s effective tax rate on Adjusted income(2) for third-quarter 2018 was favorably impacted by the aforementioned December 2017 enactment of the TCJA(6).
Third-quarter 2018 diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS declined by 54 million shares compared to the prior-year quarter primarily due to Pfizer’s ongoing share repurchase program, reflecting the impact of share repurchases during 2018, partially offset by dilution related to share-based employee compensation programs.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 22 of this press release.
RECENT NOTABLE DEVELOPMENTS (Since July 31, 2018)
Product Developments

▪
Ibrance (palbociclib) -- In October 2018, Pfizer announced detailed overall survival (OS) data from the PALOMA-3 trial, which evaluated Ibrance in combination with fulvestrant compared to placebo plus fulvestrant in women with hormone receptor-positive (HR+), human epidermal growth factor receptor 2-

negative (HER2-) metastatic breast cancer whose disease progressed on or after prior endocrine therapy. In the study, there was a numerical improvement in OS of nearly seven months with Ibrance plus fulvestrant compared to placebo plus fulvestrant (median OS: 34.9 months [95% CI: 28.8, 40.0] versus 28.0 months [95% CI: 23.6, 34.6]), although this difference did not reach the pre-specified threshold for statistical significance (HR=0.814; 95% CI: 0.644, 1.029; 1-sided p=0.0429). These data were presented as a late-breaking oral abstract during the Presidential Symposium at the 2018 Congress of the European Society for Medical Oncology and simultaneously published in The New England Journal of Medicine (NEJM). The difference in OS demonstrated in this analysis (6.9 months) is consistent with the improvement previously demonstrated for the primary endpoint of progression-free survival (PFS) in PALOMA-3. In the updated, non-pre-specified PFS analysis, the combination of Ibrance plus fulvestrant showed a statistically significant and clinically meaningful 6.6-month PFS improvement compared to placebo plus fulvestrant (11.2 vs. 4.6 months; HR=0.50 [95% CI: 0.40-0.62]; P<0.0001).

▪
Lyrica (pregabalin) -- In August 2018, Pfizer completed its submission to the U.S. Food and Drug Administration (FDA) seeking pediatric exclusivity for Lyrica. Pfizer anticipates a decision from the FDA by December 30, 2018, the current anticipated loss of market exclusivity date. If granted, pediatric exclusivity would extend the period of U.S. market exclusivity for Lyrica by an additional six months, to June 30, 2019.

▪
Talzenna (talazoparib) -- In October 2018, Pfizer announced that the FDA approved Talzenna, a once-daily, oral poly ADP ribose polymerase inhibitor for the treatment of adult patients with deleterious or suspected deleterious germline BRCA-mutated, HER2- locally advanced or metastatic breast cancer. Patients are selected for therapy based on an FDA-approved companion diagnostic.

▪
Vizimpro (dacomitinib) -- In September 2018, Pfizer announced that the FDA approved Vizimpro, a kinase inhibitor for the first-line treatment of patients with metastatic non-small cell lung cancer with epidermal growth factor receptor exon 19 deletion or exon 21 L858R substitution mutations as detected by an FDA-approved test.

▪	Vyndaqel (tafamidis)

–
In September 2018, Pfizer announced that additional sensitivity and post-hoc analyses from the Phase 3 Transthyretin Amyloid Cardiomyopathy (ATTR-ACT) study provide further detail on the effect of tafamidis across wild-type, hereditary, and New York Heart Association (NYHA) class sub-groups of patients with transthyretin amyloid cardiomyopathy (ATTR-CM). Tafamidis reduced the risk of all-cause mortality across all sub-groups (wild-type, hereditary and NYHA I, II and III functional class) versus placebo. This included a 29% and 31% reduction in the risk of death observed in wild-type (HR 0.71; 95% CI [0.474, 1.052]) and hereditary (HR 0.69; 95% CI [0.408,1.167]) sub-groups, respectively. The findings were presented during the Heart Failure Society of America Annual Scientific Meeting.

–	In August 2018, Pfizer announced the primary results from the ATTR-ACT study, which showed tafamidis significantly reduced the hierarchical combination of both all-cause mortality and frequency of cardiovascular-related hospitalizations compared to placebo over a 30-month period (P=0.0006) in patients with wild-type or variant (hereditary) ATTR-CM. The ATTR-ACT study showed tafamidis significantly reduced all-cause mortality (29.5% vs. 42.9%; hazard ratio = 0.70, 95% confidence interval [CI] 0.51-0.96, P=0.0259) and cardiovascular-related hospitalizations (0.48 vs 0.70 annualized rate; relative risk ratio = 0.68, 95% CI 0.56-0.81, P<0.0001), compared to placebo. This represents a 30% reduction in the risk of mortality and 32% reduction in the rate of cardiovascular-related hospitalization. The late-breaking findings were presented during the European Society of Cardiology Congress 2018 and simultaneously published online in NEJM. The NEJM manuscript, titled “Tafamidis Treatment for Patients with Transthyretin Amyloid Cardiomyopathy,” was also published in the September 13 printed issue of NEJM.

▪
Xeljanz (tofacitinib) -- In August 2018, Pfizer announced that the European Commission (EC) approved Xeljanz 10 mg twice-daily (BID) for at least eight weeks, followed by Xeljanz 5 mg BID or 10 mg BID, for the treatment of adult patients with moderately to severely active ulcerative colitis (UC) who have had an inadequate response, lost response, or were intolerant to either conventional therapy or a biologic agent. Xeljanz is the first and only oral therapy and Janus kinase (JAK) inhibitor to be approved for this patient population. In approving Xeljanz for UC, the European Medicines Agency’s Committee for Human Medicinal Products has, as part of its assessment, determined Xeljanz to be of significant clinical benefit for patients with UC in comparison with existing therapies.

▪	Xtandi (enzalutamide)

–	In October 2018, the EC approved Xtandi for the treatment of adult men with high-risk non-metastatic CRPC. Xtandi was previously approved by the EC for the treatment of adult men with metastatic CRPC.

–
In August 2018, Pfizer and Astellas announced amendments to the protocols for two registrational Phase 3 trials, ARCHES and EMBARK, designed to evaluate the safety and efficacy of Xtandi in men with hormone-sensitive prostate cancer. These amendments accelerate timelines for the anticipated primary completion dates of both trials. Changes to the ARCHES protocol include revision of the planned analyses of the primary and secondary endpoints. Enrollment was completed earlier this year. The companies now anticipate the primary completion date for the ARCHES clinical trial to be in late 2018. The previously expected primary completion date was April 2020. The main purpose of the amendment to the EMBARK protocol is to revise the planned analyses of the primary and several secondary endpoints, which reduced the target sample size. Enrollment was completed earlier this year. With these changes, the estimated primary completion date for the EMBARK clinical trial is mid-2020. Previously, the expected primary completion date for EMBARK was March 2021.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
Domagrozumab (PF-06252616) -- In August 2018, Pfizer announced that it is terminating two ongoing clinical studies evaluating domagrozumab for the treatment of Duchenne muscular dystrophy (DMD): a Phase 2 safety and efficacy study (B5161002) and an open-label extension study (B5161004). The Phase 2 study (B5161002) did not meet its primary efficacy endpoint, which was to demonstrate a difference in the mean change from baseline in 4 Stair Climb (in seconds) following one year of treatment with domagrozumab as compared to placebo in patients with DMD. Further evaluation of the totality of evidence including secondary endpoints did not support a significant treatment effect. The decision comes after a thorough review of data available at the time of the primary analysis, which evaluated all study participants after one year of treatment, as well as those participants who were in the trial beyond one year. The studies were not terminated for safety reasons. Pfizer will continue to review the data to better understand any insights they may provide, and will share results with the scientific and patient community.

▪
PF-05280014 (proposed biosimilar trastuzumab) -- In October 2018, the FDA acknowledged for review a Biologics License Application (BLA) resubmission for PF-05280014, a proposed biosimilar to Herceptin(7). This resubmission addressed information requested by the FDA in an April 2018 Complete Response Letter. The expected Biosimilar User Fee Act (BsUFA) goal date for a decision by the FDA is in first-quarter 2019. In July 2018, Pfizer announced that the EC approved Trazimera, the brand name for PF-05280014 in Europe.

▪
PF-05280586 (proposed biosimilar rituximab) -- In September 2018, the FDA accepted for review a BLA for PF-05280586, a proposed biosimilar to Rituxan/MabThera(8). The BsUFA goal date for a decision by the FDA is in third-quarter 2019.

▪
PF-06439535 (proposed biosimilar bevacizumab) -- In August 2018, the FDA accepted for review a BLA for PF-06439535, a proposed biosimilar to Avastin(9). The BsUFA goal date for a decision by the FDA is in second-quarter 2019.

▪
PF-06482077 -- In September 2018, Pfizer announced that its 20-Valent Pneumococcal Conjugate Vaccine (20vPnC) candidate, PF-06482077, received Breakthrough Therapy designation from the FDA for the prevention of invasive disease and pneumonia caused by Streptococcus pneumoniae serotypes in the vaccine in adults aged 18 years and older. Pfizer expects to start Phase 3 trials in a few months.

▪	PF-06651600

–
In September 2018, Pfizer announced results from its Phase 2a study of PF-06651600, an oral JAK3 inhibitor, and PF-06700841, a tyrosine kinase (TYK) 2/JAK1 inhibitor, compared to placebo, in patients with moderate to severe alopecia areata (AA), an autoimmune disease characterized by hair loss and often associated with profound psychological consequences. Both JAK inhibitors met the primary efficacy endpoint in improving hair regrowth on the scalp relative to baseline at week 24 (33.6 points and 49.5 points for JAK3 and TYK2/JAK1, respectively) as measured by the Severity of Alopecia Tool score (100 point scale). The findings were presented during a Late-Breaking News session at the European Academy of Dermatology and Venereology Congress. Based on the totality of the data and the emerging clinical profiles, Pfizer decided to advance PF-06651600 to the next phase of development for moderate to severe AA and will continue to be evaluated for rheumatoid arthritis, Crohn’s disease (CD) and ulcerative colitis (UC). PF-06700841 will continue to be evaluated for psoriasis, CD and UC.

–	In September 2018, Pfizer announced PF-06651600 received Breakthrough Therapy designation from the FDA for the treatment of patients with AA.

▪
Tanezumab (PF-4383119, RN624) -- In October 2018, Pfizer and Eli Lilly and Company (Lilly) presented results from a Phase 3 study evaluating the efficacy and safety of subcutaneous administration of tanezumab, an investigational humanized monoclonal antibody, in patients with osteoarthritis (OA) pain treated for 16 weeks. The study met all three co-primary efficacy endpoints, demonstrating that among patients with moderate-to-severe OA pain of the knee or hip, both dosing regimens of tanezumab were associated with a statistically significant improvement in pain, physical function and patient’s global assessment of their OA, compared to placebo.

The Phase 3 OA study evaluated changes from baseline to 16 weeks for three co-primary efficacy endpoints of pain intensity and physical function, assessed using the Western Ontario and McMaster Universities Osteoarthritis Index subscale and patient’s overall assessment of their OA. At 16 weeks of treatment, patients receiving tanezumab reported significantly greater pain relief compared to those taking placebo, with more than half of patients reporting a reduction in their pain of 50% or more, and approximately 35% reporting a 70% or greater improvement.
Tanezumab was generally well tolerated, with 0.4% and 1.3% of patients in the tanezumab 2.5 mg and 2.5/5 mg arms, respectively, discontinuing treatment due to adverse events (AEs); 1.3% of patients in the placebo arm discontinued treatment due to AEs. No cases of osteonecrosis were observed in the study. Rapidly progressive osteoarthritis (RPOA) was observed with tanezumab-treated patients at a frequency of 1.3% and was not observed in the placebo arm. The incidence of RPOA Type 1 (accelerated joint space narrowing) in the tanezumab 2.5 mg and 2.5/5 mg arms was 1.3% and 0.4%, respectively, and the incidence of RPOA Type 2 (damage or deterioration of the joint) was 0.9% and 0%, respectively. In the study, 3.5% and 6.9% of patients receiving tanezumab 2.5 mg and 2.5/5 mg, respectively, had total joint replacement surgery, compared to 1.7% receiving placebo. The majority of surgeries (68%) took place after treatment was completed, during or shortly after the 24-week safety follow up period of the study. All surgeries in this study took place among patients with more severe OA at screening (Kellgren-Lawrence grade 3-4). These data were presented during a late-breaking oral session at the 2018 American College of Rheumatology Annual Meeting.
Corporate Developments

▪
In October 2018, Pfizer announced that it entered into a non-exclusive clinical development agreement with Novartis to investigate one or more combination therapies for the treatment of non-alcoholic steatohepatitis (NASH). The companies will conduct both non-clinical and Phase 1 clinical studies of Pfizer’s investigational therapies, including an Acetyl CoA-Carboxylase inhibitor (PF-05221304, currently in Phase 2), a Diacylglycerol O-Acyltransferase 2 inhibitor (PF-06865571, Phase 1) and a Ketohexokinase inhibitor (PF-06835919, Phase 2), together with Novartis’s tropifexor, a non-bile acid, Farnesoid X receptor agonist. With three assets in development and several first-in-class pre-clinical candidates under investigation, Pfizer is building a robust NASH program, which was entirely developed in-house and targets NASH through multiple, diverse pathways of the disease. The collaboration with Novartis helps Pfizer to explore combination approaches at an early stage.

▪
In October 2018, Bain Capital, LP and Pfizer announced the creation of Cerevel Therapeutics, LLC (Cerevel), a new biopharmaceutical company focused on developing drug candidates to treat disorders of the central nervous system (CNS). Pfizer is contributing a portfolio of pre-commercial neuroscience assets to Cerevel, which include three clinical-stage compounds and several pre-clinical compounds designed to target a broad range of CNS disorders including Parkinson’s, Alzheimer’s, epilepsy, schizophrenia and addiction. Funds affiliated with Bain Capital Private Equity and Bain Capital Life Sciences have committed $350 million with the ability to provide additional capital should it be needed in the future. Bain Capital and Pfizer will support Cerevel in building a dedicated team of CNS scientists and life sciences executives with extensive experience in clinical development of potential therapies for patients who have neurological and neuropsychological diseases. The most advanced assets in the portfolio are a D1 partial agonist which will likely enter Phase 3 in 2019 to treat the symptoms of Parkinson’s disease, and a Phase 2 ready selective GABA 2/3 agonist which will initially be studied for epilepsy. The company also has active programs in early development, discovery and a research program in neuroinflammation. Pfizer felt that placing this set of neuroscience assets, after its decision to curtail research within the area, in a company with dedicated focus and expertise in CNS was the optimal next step. Pfizer will retain a 25% equity position in Cerevel.

Two senior Pfizer executives, Morris Birnbaum, MD, PhD, Senior Vice President, Chief Scientific Officer of Internal Medicine, and Doug Giordano, Senior Vice President of Worldwide Business Development will serve on the Cerevel Board of Directors, along with Adam Koppel and Chris Gordon, Managing Directors of Bain Capital. The company will be based in the Greater Boston area.

▪
In October 2018, Pfizer announced its Board of Directors unanimously elected Dr. Albert Bourla, Pfizer Chief Operating Officer, to succeed Ian Read as CEO effective January 1, 2019. Ian Read will transition from his current role as Chairman and CEO to Executive Chairman of Pfizer’s Board of Directors.

The executive team that will report to Dr. Bourla, coincident with the commencement of his new role effective January 1, 2019, will be as follows:

–	Frank D’Amelio – Chief Financial Officer and Executive Vice President, Global Supply and Business Operations, will also assume the leadership for our manufacturing operations, Pfizer Global Supply.

–	Mikael Dolsten – Global President, Worldwide Research and Development and Medical, will also assume oversight of the Chief Medical Officer’s role.

–
Michael Goettler – Global President, Established Medicines. As previously announced, Michael will lead the Established Medicines business that will operate as an autonomous, stand-alone unit within Pfizer.

–	Angela Hwang – Group President, Pfizer Innovative Medicines, will become the Group President of Pfizer’s science-based Innovative business responsible for the entire portfolio of innovative medicines.

–	Rady Johnson – Executive Vice President, Chief Compliance, Quality and Risk Officer, will continue in his role as the company’s Chief Compliance Officer.

–	Doug Lankler – Executive Vice President, General Counsel, will continue in his role as the company’s General Counsel.

–
Freda Lewis-Hall – Executive Vice President, Chief Patient Officer, will assume a new role as Pfizer’s Chief Patient Officer, deploying the resources of the company to advocate on behalf of all patients who rely on Pfizer to deliver new therapies and vaccines.

–
Rod MacKenzie – Executive Vice President, Chief Development Officer, will expand his responsibilities to include Pfizer’s regulatory affairs function in addition to all late stage development activities.

–	Dawn Rogers – Executive Vice President, Chief Human Resources Officer, will continue to lead the Human Resources team.

–	Sally Susman – Executive Vice President, Chief Corporate Affairs Officer, will continue to lead the Corporate Affairs function.

–
John Young - Group President, Chief Business Officer, will assume a new role, responsible for strategy, business development, portfolio management and valuation activities; business analytics; global commercial operations; and Patient and Health Impact, among others. Pfizer’s Consumer Healthcare business will also report to John.

Additionally, given the growing strategic importance of deploying digital technologies in research, discovery and business processes, Pfizer is appointing a Chief Digital Officer responsible for creating and implementing a strategy that accelerates and improves our digital capabilities so we can deliver more value to patients. Lidia Fonseca will join Pfizer’s Executive Leadership Team in January 2019, as Executive Vice President, Chief Digital and Technology Officer.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2017 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and first nine months of 2018 and 2017. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s third quarter and first nine months for U.S. subsidiaries reflect the three and nine months ending on September 30, 2018 and October 1, 2017 while Pfizer’s third quarter and first nine months for subsidiaries operating outside the U.S. reflect the three and nine months ending on August 26, 2018 and August 27, 2017.

(4)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(5)	The 2018 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of September 30, 2018, including any one-time upfront payments associated with such transactions.

▪
Guidance for Adjusted other (income)/deductions(2) does not attempt to forecast unrealized net gains or losses on equity securities. Pfizer is unable to predict with reasonable certainty unrealized gains or losses on equity securities in a given period. Net unrealized gains and losses on equity securities are now recorded in Adjusted other (income)/deductions(2) during each quarter, reflecting the adoption of a new accounting standard in the first quarter of 2018. Prior to the adoption of the new standard, net unrealized gains and losses on virtually all equity securities with readily determinable fair values were reported in Accumulated other comprehensive income.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through third-quarter 2018 and mid-October 2018 exchange rates for the remainder of the year.

▪
Reflects an anticipated negative revenue impact of $1.8 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection. Assumes no generic competition for Lyrica in the U.S. until June 2019, which is contingent upon a six-month patent-term extension granted by the FDA for pediatric exclusivity, which the company is currently pursuing.

▪	Reflects a full year contribution from Consumer Healthcare. Pfizer continues to expect that any decision regarding strategic alternatives for Consumer Healthcare will be made during 2018.

▪
Reflects the anticipated favorable impact of approximately $350 million on revenues and approximately $0.02 on Adjusted diluted EPS(2) as a result of favorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2017.

▪
Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 6.0 billion shares, which reflects anticipated share repurchases totaling approximately $12 billion in 2018, including $9.0 billion of share repurchases already completed to date in 2018. Dilution related to share-based employee compensation programs is expected to offset the reduction in shares associated with these share repurchases by approximately half.

(6)
Given the significant changes resulting from and complexities associated with the Tax Cuts and Jobs Act (TCJA), the estimated financial impacts associated with the TCJA that were recorded in fourth-quarter 2017 are provisional and subject to further analysis, interpretation and clarification of the TCJA, which could result in further changes to these estimates during the fourth quarter of 2018.

(7)	Herceptin® is a registered U.S. trademark of Genentech, Inc.

(8)
Rituximab is marketed in the U.S. under the brand name Rituxan® and marketed in the E.U. and other regions under the brand name MabThera®. Rituxan® is a registered trademark of Biogen MA Inc. MabThera® is a registered trademark of F. Hoffman-La Roche AG.

(9)	Avastin® is a registered U.S. trademark of Genentech, Inc.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2018	2017	(Decr.)	2018	2017	(Decr.)
Revenues	$13,298	$13,168	1	$39,670	$38,843	2
Costs and expenses:
Cost of sales(1), (2), (3)	2,694	2,844	(5)	8,173	7,972	3
Selling, informational and administrative expenses(1), (2), (3)	3,494	3,504	—	10,448	10,249	2
Research and development expenses(1), (2), (3)	2,008	1,865	8	5,549	5,367	3
Amortization of intangible assets(3)	1,253	1,177	6	3,640	3,571	2
Restructuring charges and certain acquisition-related costs(1), (4)	85	114	(26)	172	267	(36)
Other (income)/deductions––net(1), (5)	(414)	79	*	(1,143)	65	*

Income from continuing operations before provision for taxes on income	4,177	3,585	17	12,831	11,351	13
Provision for taxes on income(6)	66	727	(91)	1,270	2,287	(44)
Income from continuing operations	4,111	2,858	44	11,562	9,064	28
Discontinued operations––net of tax	11	—	*	10	1	*
Net income before allocation to noncontrolling interests	4,122	2,858	44	11,571	9,066	28
Less: Net income attributable to noncontrolling interests	8	18	(53)	25	32	(22)
Net income attributable to Pfizer Inc.	$4,114	$2,840	45	$11,546	$9,034	28

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.70	$0.48	46	$1.96	$1.51	29
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.70	$0.48	47	$1.96	$1.51	29

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.69	$0.47	46	$1.92	$1.49	29
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.69	$0.47	46	$1.92	$1.49	29
Weighted-average shares used to calculate earnings per common share:
Basic	5,875	5,951		5,899	5,972
Diluted	5,986	6,041		5,998	6,057

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and nine months ended September 30, 2018 and October 1, 2017. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 26, 2018 and August 27, 2017.

The financial results for the three and nine months ended September 30, 2018 are not necessarily indicative of the results that ultimately could be achieved for the full year.
The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income as follows:

•
Financial Assets and Liabilities––We adopted a new accounting standard on January 1, 2018 utilizing the modified retrospective method, and, therefore, no adjustments were made to amounts in our prior period financial statements. The standard requires certain equity investments to be measured at fair value with changes in fair value now recognized in net income. However, equity investments that do not have readily determinable fair values may be measured at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer. Therefore, in the three and nine months ended September 30, 2018, Other (income)/deductions––net includes net unrealized gains on equity securities. See Note (5) below for additional information.

•
Revenues––We adopted a new accounting standard on January 1, 2018 for revenue recognition. Under the new standard, revenue is recognized upon transfer of control of the product to our customer in an amount that reflects the consideration we expect to receive in exchange. We adopted the new accounting standard utilizing the modified retrospective method, and, therefore, no adjustments were made to amounts in our prior period financial statements. However, the adoption of this new standard did impact the timing of recognizing Other (income)/deductions––net, primarily for upfront and milestone payments on our collaboration arrangements and, to a lesser extent, product rights and out-licensing arrangements, and the timing of recognizing Revenues and Cost of sales on certain product shipments. The impact of adoption did not have a material impact to our condensed consolidated statements of income for the three and nine months ended September 30, 2018. See Note (5) below for additional information.

•
Presentation of Net Periodic Pension and Postretirement Benefit Cost––We adopted a new accounting standard on January 1, 2018 that requires the net periodic pension and postretirement benefit costs other than the service costs be presented in Other (income)/deductions––net, and that the presentation be applied retrospectively. We adopted the presentation of the net periodic benefit costs other than service costs by reclassifying these costs from Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs to Other (income)/deductions––net. We have therefore reclassified the prior period net periodic benefit costs/(credits) to apply the retrospective presentation for comparative periods. See Note (5) below for additional information.

On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the third quarter of 2017 do not reflect any contribution from HIS global operations, while our financial results, and EH’s operating results, for the first nine months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Our financial results, and EH’s operating results, for 2018 do not reflect any contribution from HIS global operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(4)	Restructuring charges and certain acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Restructuring charges––acquisition-related costs(a)	$24	$70	$5	$80
Restructuring credits––cost reduction initiatives(b)	(22)	(15)	(37)	(52)
Restructuring charges/(credits)	1	56	(32)	28
Transaction costs(c)	1	(14)	1	4
Integration costs(d)	82	73	202	235
Restructuring charges and certain acquisition-related costs	$85	$114	$172	$267

(a)
Restructuring charges––acquisition-related costs include employee termination costs, asset impairments and other exit costs associated with business combinations. Charges for the third quarter of 2018 were primarily due to accruals for exit costs and asset write downs related to our acquisition of Hospira, Inc. (Hospira), and charges for the first nine months of 2018 were primarily due to asset write downs related to our acquisition of Hospira, partially offset by the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira. Restructuring charges for the third quarter and first nine months of 2017 were mainly related to our acquisitions of Hospira and Medivation, Inc. (Medivation).

(b)
Restructuring credits––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions. For the third quarter and first nine months of 2018 and 2017, the credits are mostly related to the reversal of previously recorded accruals for employee termination costs.

(c)
Transaction costs represent external costs for banking, legal, accounting and other similar services, which in the third quarter of 2017 reflect the reversal of an accrual related to the acquisition of Medivation. Transaction costs for the first nine months of 2017 were directly related to our acquisitions of Hospira, Anacor Pharmaceuticals, Inc. and Medivation.

(d)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the third quarter and first nine months of 2018, integration costs were primarily related to our acquisition of Hospira. In the third quarter and first nine months of 2017, integration costs primarily relate to our acquisitions of Hospira and Medivation.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(5)	Other (income)/deductions––net includes the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Interest income(a)	$(82)	$(99)	$(240)	$(275)
Interest expense(a)	310	320	946	940
Net interest expense	228	220	706	666
Royalty-related income	(143)	(140)	(360)	(331)
Net gains on asset disposals(b)	(4)	(13)	(19)	(36)
Net realized gains on sales of investments in equity and debt securities(c)	(48)	(70)	(72)	(172)
Net unrealized gains on equity securities(c)	(8)	—	(344)	—
Income from collaborations, out-licensing arrangements and sales of compound/product rights(d)	(139)	(78)	(455)	(163)
Net periodic benefit costs/(credits) other than service costs(e)	(65)	28	(231)	81
Certain legal matters, net(f)	37	183	(70)	194
Certain asset impairments(g)	(1)	130	40	143
Adjustments to loss on sale of HIS net assets(h)	(2)	(12)	(1)	52
Business and legal entity alignment costs(i)	—	16	4	54
Other, net(j)	(270)	(184)	(341)	(423)
Other (income)/deductions––net	$(414)	$79	$(1,143)	$65

(a)
Interest income decreased in the third quarter and first nine months of 2018, primarily driven by a lower investment balance. Interest expense decreased in the third quarter of 2018, primarily as a result of refinancing activity that occurred in the fourth quarter of 2017 and a credit to interest expense due to settlement of a tax indemnification case. Interest expense increased for the first nine months of 2018, primarily as a result of higher short-term interest rates, offset, in part, by refinancing activity that occurred in the fourth quarter of 2017.

(b)
In the first nine months of 2017, primarily includes a realized gain on sale of property of $52 million, partially offset by a realized net loss of $30 million related to the sale of our 40% ownership investment in Laboratório Teuto Brasileiro S.A., including the extinguishment of a put option for the then remaining 60% ownership interest.

(c)
The net realized gains on sales of investments in equity and debt securities for the third quarter and first nine months of 2018 primarily include a realized gain of $50 million on the sale of 700,000 shares of ICU Medical Inc. (ICU Medical) common stock, most of which was reclassified from previously recognized unrealized gains. In addition, we continue to hold 2.5 million shares of ICU Medical common stock and we recognized unrealized gains of $24 million in the third quarter of 2018 and unrealized gains of $229 million in the first nine months of 2018 related to these remaining shares. Prior to the adoption of a new accounting standard in the first quarter of 2018, net unrealized gains and losses on virtually all equity securities with readily determinable fair values were reported in Accumulated other comprehensive income.

(d)	Includes income from upfront and milestone payments from our collaboration partners and income from out-licensing arrangements and sales of compound/product rights.

(e)
Represents the net periodic benefit costs/(credits), excluding service costs, as a result of the adoption of a new accounting standard in the first quarter of 2018. Effective January 1, 2018, the U.S. Pfizer Consolidated Pension Plan was frozen to future benefit accruals and for the third quarter and first nine months of 2018, resulted in the recognition of lower net periodic benefit costs due to the extension of the amortization period for the actuarial losses. There was also a greater than expected gain on plan assets due to a higher plan asset base compared to the third quarter and first nine months of 2017. See note (1) above for additional information.

(f)
For the first nine months of 2018, the net credits primarily represent the reversal of a legal accrual where a loss was no longer deemed probable. In the third quarter and first nine months of 2017, primarily includes a $94 million charge to resolve a class action lawsuit filed by direct purchasers relating to Celebrex, which was approved by the court in April 2018, and a $79 million charge to reflect damages awarded by a jury in a patent matter.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(g)
In the third quarter and first nine months of 2017, primarily includes an intangible asset impairment charge of $127 million related to developed technology rights, acquired in connection with our acquisition of Hospira, for a generic sterile injectable product for the treatment of edema associated with certain conditions.

(h)
Represents adjustments to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical on February 3, 2017.

(i)
Represents expenses for changes to our infrastructure to align our commercial operations of our current segments, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(j)
In the third quarter and first nine months of 2018, includes a non-cash $343 million pre-tax gain associated with our transaction with Bain Capital Private Equity and Bain Capital Life Sciences to create a new biopharmaceutical company, Cerevel Therapeutics, LLC (Cerevel), to continue development of a portfolio of clinical and preclinical stage neuroscience assets primarily targeting disorders of the central nervous system. The third quarter and first nine months of 2018 also include, among other things, dividend income of $91 million and $226 million, respectively, from our investment in ViiV Healthcare Limited (ViiV), and charges of $122 million and $257 million, respectively, reflecting the change in the fair value of contingent consideration. The first nine months of 2018 also include a non-cash $50 million pre-tax gain on the contribution of Pfizer’s allogeneic chimeric antigen receptor T cell therapy development program assets obtained from Cellectis S.A. and Les Laboratoires Servier SAS in connection with our contribution agreement entered into with Allogene Therapeutics, Inc., and a non-cash $17 million pre-tax gain on the cash settlement of a liability that we incurred in April 2018 upon the European Union approval of Mylotarg. In the third quarter and first nine months of 2017, includes, among other things, dividend income of $54 million and $211 million, respectively, from our investment in ViiV and income of $62 million from resolution of a contract disagreement.

(6)
The decrease in the effective tax rate for the third quarter and first nine months of 2018 compared to the third quarter and first nine months of 2017 was primarily due to (i) the adoption of a territorial system and the lower U.S. tax rate as a result of the December 2017 enactment of the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act (TCJA) as well as favorable adjustments to the provisional estimate of the legislation, (ii) the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (iii) an increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts recorded in 2017 are provisional and are subject to further analysis, interpretation and clarification of the TCJA, which could result in further changes to these estimates in the fourth quarter of 2018. Under guidance issued by the staff of the U.S. Securities and Exchange Commission, we expect to finalize our accounting related to the tax effects of the TCJA on deferred taxes, valuation allowances, state tax considerations, the repatriation tax liability, global intangible low-taxed income, and any remaining outside basis differences in our foreign subsidiaries during the fourth quarter of 2018.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,298	$—	$—	$—	$—	$13,298
Cost of sales(6), (7)	2,694	1	(3)	—	(19)	2,673
Selling, informational and administrative expenses(6), (7)	3,494	—	—	—	(23)	3,471
Research and development expenses(6), (7)	2,008	1	—	—	(11)	1,998
Amortization of intangible assets(7)	1,253	(1,182)	—	—	—	71
Restructuring charges and certain acquisition-related costs	85	—	(107)	—	22	—
Other (income)/deductions––net	(414)	(130)	(2)	—	244	(302)
Income from continuing operations before provision for taxes on income	4,177	1,309	112	—	(213)	5,386
Provision for taxes on income	66	263	21	—	367	716
Income from continuing operations	4,111	1,047	91	—	(580)	4,669
Discontinued operations––net of tax	11	—	—	(11)	—	—
Net income attributable to noncontrolling interests	8	—	—	—	—	8
Net income attributable to Pfizer Inc.	4,114	1,047	91	(11)	(580)	4,661
Earnings per common share attributable to Pfizer Inc.––diluted	0.69	0.17	0.02	—	(0.10)	0.78

	Nine Months Ended September 30, 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$39,670	$—	$—	$—	$—	$39,670
Cost of sales(6), (7)	8,173	(2)	(9)	—	(77)	8,086
Selling, informational and administrative expenses(6), (7)	10,448	1	—	—	(185)	10,264
Research and development expenses(6), (7)	5,549	3	—	—	(26)	5,526
Amortization of intangible assets(7)	3,640	(3,428)	—	—	—	212
Restructuring charges and certain acquisition-related costs	172	—	(209)	—	37	—
Other (income)/deductions––net	(1,143)	(238)	(4)	—	242	(1,143)
Income from continuing operations before provision for taxes on income	12,831	3,665	221	—	8	16,725
Provision for taxes on income	1,270	735	40	—	500	2,544
Income from continuing operations	11,562	2,930	182	—	(492)	14,181
Discontinued operations––net of tax	10	—	—	(10)	—	—
Net income attributable to noncontrolling interests	25	—	—	—	—	25
Net income attributable to Pfizer Inc.	11,546	2,930	182	(10)	(492)	14,156
Earnings per common share attributable to Pfizer Inc.––diluted	1.92	0.49	0.03	—	(0.08)	2.36
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,168	$—	$—	$—	$—	$13,168
Cost of sales(2), (6), (7)	2,844	(28)	(26)	—	(92)	2,696
Selling, informational and administrative expenses(2), (6), (7)	3,504	—	—	—	(22)	3,482
Research and development expenses(2), (6), (7)	1,865	1	—	—	(9)	1,857
Amortization of intangible assets(7)	1,177	(1,120)	—	—	—	57
Restructuring charges and certain acquisition-related costs(2)	114	—	(129)	—	15	—
Other (income)/deductions––net(2)	79	(7)	—	—	(340)	(268)
Income from continuing operations before provision for taxes on income	3,585	1,154	155	—	449	5,343
Provision for taxes on income	727	306	72	—	161	1,267
Income from continuing operations	2,858	848	83	—	288	4,077
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	18	—	—	—	—	18
Net income attributable to Pfizer Inc.	2,840	848	83	—	288	4,059
Earnings per common share attributable to Pfizer Inc.––diluted	0.47	0.14	0.01	—	0.05	0.67

	Nine Months Ended October 1, 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$38,843	$—	$—	$—	$—	$38,843
Cost of sales(2), (6), (7)	7,972	(45)	(38)	—	(168)	7,720
Selling, informational and administrative expenses(2), (6), (7)	10,249	(15)	—	—	(67)	10,167
Research and development expenses(2), (6), (7)	5,367	7	—	—	(26)	5,348
Amortization of intangible assets(7)	3,571	(3,438)	—	—	—	133
Restructuring charges and certain acquisition-related costs(2)	267	—	(319)	—	52	—
Other (income)/deductions––net(2)	65	(35)	10	—	(588)	(547)
Income from continuing operations before provision for taxes on income	11,351	3,527	347	—	797	16,023
Provision for taxes on income	2,287	990	137	—	263	3,677
Income from continuing operations	9,064	2,537	211	—	534	12,345
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income attributable to noncontrolling interests	32	—	—	—	—	32
Net income attributable to Pfizer Inc.	9,034	2,537	211	(1)	534	12,313
Earnings per common share attributable to Pfizer Inc.––diluted	1.49	0.42	0.03	—	0.09	2.03
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and nine months ended September 30, 2018 and October 1, 2017. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 26, 2018 and August 27, 2017.

The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income. Among other items, GAAP Reported and Non-GAAP Adjusted amounts for the three and nine months ended October 1, 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs. See Note (1) and Note (5) to Notes to Consolidated Statements of Income above and Note (3) below for additional information.
On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the third quarter of 2017 do not reflect any contribution from HIS global operations, while our financial results, and EH’s operating results, for the first nine months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Our financial results, and EH’s operating results, for 2018 do not reflect any contribution from HIS global operations.

(3)	Acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Restructuring charges(a)	$24	$70	$5	$80
Transaction costs(b)	1	(14)	1	4
Integration costs(c)	82	73	202	235
Net periodic benefit costs/(credits) other than service costs(d)	2	—	4	(10)
Additional depreciation––asset restructuring(e)	3	26	9	38
Total acquisition-related costs––pre-tax	112	155	221	347
Income taxes(f)	(21)	(72)	(40)	(137)
Total acquisition-related costs––net of tax	$91	$83	$182	$211

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Charges for the third quarter of 2018 were primarily due to accruals for exit costs and asset write downs related to our acquisition of Hospira, Inc. (Hospira), and charges for the first nine months of 2018 were primarily due to asset write downs related to our acquisition of Hospira, partially offset by the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira. Restructuring charges for the third quarter and first nine months of 2017 were mainly related to our acquisitions of Hospira and Medivation, Inc. (Medivation). All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Transaction costs represent external costs for banking, legal, accounting and other similar services, which in the third quarter of 2017 reflect the reversal of an accrual related to the acquisition of Medivation. Transaction costs for the first nine months of 2017 were directly related to our acquisitions of Hospira, Anacor Pharmaceuticals, Inc. and Medivation. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the third quarter and first nine months of 2018, integration costs were primarily related to our acquisition of Hospira. In the third quarter and first nine months of 2017, integration costs were primarily related to our acquisitions of Hospira and Medivation. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(d)
In the first nine months of 2017, this amount represents the net periodic benefit credits, excluding service costs, reclassified to Other (income)/deductions––net as a result of the retrospective adoption of a new accounting

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

standard in the first quarter of 2018. See Note (2) above for additional information. These credits included a net settlement gain, partially offset by accelerated amortization of actuarial losses and prior service costs upon the settlement of the remaining obligation associated with the Hospira U.S. qualified defined benefit pension plan.

(e)	Included in Cost of sales. Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions.

(f)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

(4)	Certain significant items include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Restructuring credits––cost reduction initiatives(a)	$(22)	$(15)	$(37)	$(52)
Implementation costs and additional depreciation––asset restructuring(b)	57	69	164	185
Certain legal matters, net(c)	37	183	(70)	191
Adjustments to loss on sale of HIS net assets(d)	(2)	(12)	(1)	52
Certain asset impairments(e)	—	127	31	127
Business and legal entity alignment costs(f)	—	16	4	54
Other(g)	(282)	81	(84)	239
Total certain significant items––pre-tax	(213)	449	8	797
Income taxes(h)	(367)	(161)	(500)	(263)
Total certain significant items––net of tax	$(580)	$288	$(492)	$534

(a)
Restructuring credits––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs. For the third quarter and first nine months of 2018 and 2017, the credits are mostly related to the reversal of previously recorded accruals for employee termination costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($30 million), Selling, informational and administrative expenses ($17 million) and Research and development expenses ($9 million) for the third quarter of 2018. Included in Cost of sales ($91 million), Selling, informational and administrative expenses ($51 million) and Research and development expenses ($22 million) for the first nine months of 2018. Included in Cost of sales ($38 million), Selling, informational and administrative expenses ($22 million) and Research and development expenses ($9 million) for the third quarter of 2017. Included in Cost of sales ($113 million), Selling, informational and administrative expenses ($46 million) and Research and development expenses ($26 million) for the first nine months of 2017.

(c)
Included in Other (income)/deductions––net. For the first nine months of 2018, the net credits primarily represent the reversal of a legal accrual where a loss was no longer deemed probable. In the third quarter and first nine months of 2017, primarily includes a $94 million charge to resolve a class action lawsuit filed by direct purchasers relating to Celebrex, which was approved by the court in April 2018, and a $79 million charge to reflect damages awarded by a jury in a patent matter.

(d)
Included in Other (income)/deductions––net. Represents adjustments to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical, Inc. on February 3, 2017.

(e)
Included in Other (income)/deductions––net. In the third quarter and first nine months of 2017, represents an intangible asset impairment charge related to developed technology rights, acquired in connection with our acquisition of Hospira, for a generic sterile injectable product for the treatment of edema associated with certain conditions.

(f)
Included in Other (income)/deductions––net. Represents expenses for changes to our infrastructure to align our commercial operations of our current segments, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(g)
For the third quarter of 2018, primarily included in Cost of sales ($12 million income), Selling, informational and administrative expenses ($6 million) and Other (income)/deductions––net ($279 million income). For the first nine months of 2018, primarily included in Cost of sales ($14 million income), Selling, informational and administrative expenses ($134 million) and Other (income)/deductions––net ($206 million income). For the third quarter and first nine months of 2018, includes, among other things, a non-cash $343 million pre-tax gain in Other (income)/deductions––net associated with our transaction with Bain Capital Private Equity and Bain Capital Life Sciences to create a new biopharmaceutical company, Cerevel Therapeutics, LLC (Cerevel), to continue development of a portfolio of clinical and preclinical stage neuroscience assets primarily targeting disorders of the central nervous system. The first nine months of 2018 also includes (i) a $119 million charge, in the aggregate, in Selling, informational and administrative expenses for a special, one-time bonus paid to virtually all Pfizer colleagues, excluding executives, which was one of several actions taken by us after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act (TCJA) on us and (ii) a non-cash $50 million pre-tax gain in Other (income)/deductions––net as a result of the contribution of our allogeneic chimeric antigen receptor T cell therapy development program assets in connection with our contribution agreement entered into with Allogene Therapeutics, Inc. In the third quarter of 2017, included in Cost of sales ($54 million) and Other (income)/deductions––net ($26 million). In the first nine months of 2017, included in Cost of sales ($55 million), Selling, informational and administrative expenses ($21 million) and Other (income)/deductions––net ($163 million). For the third quarter and first nine months of 2017, includes $55 million in inventory losses, overhead costs related to the period in which our Puerto Rico plants were not operational, and incremental costs, all of which resulted from hurricanes in Puerto Rico and are included in Cost of sales. The first nine months of 2017 also includes a net loss of $30 million related to the sale of our 40% ownership investment in Laboratório Teuto Brasileiro S.A., including the extinguishment of a put option for the then remaining 60% ownership interest, which is included in Other (income)/deductions––net.

(h)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The third quarter and first nine months of 2018 were favorably impacted by the December 2017 enactment of the TCJA, primarily related to certain tax initiatives, as well as favorable adjustments to the provisional estimate of the legislation. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts recorded in 2017 are provisional and are subject to further analysis, interpretation and clarification of the TCJA, which could result in further changes to these estimates in the fourth quarter of 2018. Under guidance issued by the staff of the U.S. Securities and Exchange Commission, we expect to finalize our accounting related to the tax effects of the TCJA on deferred taxes, valuation allowances, state tax considerations, the repatriation tax liability, global intangible low-taxed income, and any remaining outside basis differences in our foreign subsidiaries during the fourth quarter of 2018.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2017 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

	Third-Quarter 2018
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$8,471	$4,826	$—	$13,298	$—	$13,298
Cost of sales	981	1,413	279	2,673	21	2,694
% of revenue	11.6%	29.3%	*	20.1%	*	20.3%
Selling, informational and administrative expenses	1,695	663	1,114	3,471	23	3,494
Research and development expenses	695	225	1,078	1,998	10	2,008
Amortization of intangible assets	57	20	(6)	71	1,182	1,253
Restructuring charges and certain acquisition-related costs	—	—	—	—	85	85
Other (income)/deductions––net	(345)	(22)	65	(302)	(112)	(414)
Income/(loss) from continuing operations before provision for taxes on income	5,388	2,527	(2,530)	5,386	(1,208)	4,177

	Nine Months Ended September 30, 2018
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$24,573	$15,097	$—	$39,670	$—	$39,670
Cost of sales	3,049	4,442	595	8,086	87	8,173
% of revenue	12.4%	29.4%	*	20.4%	*	20.6%
Selling, informational and administrative expenses	4,967	1,909	3,388	10,264	183	10,448
Research and development expenses	1,882	683	2,961	5,526	23	5,549
Amortization of intangible assets	165	47	—	212	3,428	3,640
Restructuring charges and certain acquisition-related costs	—	—	—	—	172	172
Other (income)/deductions––net	(909)	(117)	(117)	(1,143)	—	(1,143)
Income/(loss) from continuing operations before provision for taxes on income	15,419	8,133	(6,827)	16,725	(3,894)	12,831

	Third-Quarter 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$8,118	$5,050	$—	$13,168	$—	$13,168
Cost of sales(6)	1,082	1,448	167	2,696	147	2,844
% of revenue	13.3%	28.7%	*	20.5%	*	21.6%
Selling, informational and administrative expenses(6)	1,619	693	1,171	3,482	22	3,504
Research and development expenses(6)	634	250	973	1,857	8	1,865
Amortization of intangible assets	40	17	—	57	1,120	1,177
Restructuring charges and certain acquisition-related costs(6)	—	—	—	—	114	114
Other (income)/deductions––net(6)	(256)	(158)	147	(268)	347	79
Income/(loss) from continuing operations before provision for taxes on income	5,000	2,801	(2,457)	5,343	(1,759)	3,585

	Nine Months Ended October 1, 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$23,204	$15,639	$—	$38,843	$—	$38,843
Cost of sales(6)	2,912	4,319	489	7,720	252	7,972
% of revenue	12.6%	27.6%	*	19.9%	*	20.5%
Selling, informational and administrative expenses(6)	4,598	2,103	3,467	10,167	82	10,249
Research and development expenses(6)	1,694	760	2,894	5,348	20	5,367
Amortization of intangible assets	90	43	—	133	3,438	3,571
Restructuring charges and certain acquisition-related costs(6)	—	—	—	—	267	267
Other (income)/deductions––net(6)	(623)	(258)	334	(547)	613	65
Income from continuing operations before provision for taxes on income	14,534	8,672	(7,183)	16,023	(4,671)	11,351
See end of tables for notes (1) through (6). Amounts may not add due to rounding.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The expenses generally include only those costs directly attributable to the operating segment. The operating segment information presents the three and nine months ended September 30, 2018 and October 1, 2017. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 26, 2018 and August 27, 2017.

The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income. See Note (1) and Note (5) to Notes to Consolidated Statements of Income, Note (3) to Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information Certain Line Items and Note (6) below for additional information.
On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for the third quarter of 2017 do not reflect any contributions from HIS global operations, while EH’s operating results for the first nine months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Financial results for 2018 do not reflect any contribution from HIS global operations.

Some additional information about our business segments follows as of the date of the filing of this press release:
IH Segment	EH Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare disease and consumer healthcare.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded and generic sterile injectable products, biosimilars, and select branded products including anti-infectives. EH also includes an R&D organization, as well as our contract manufacturing business.
Through February 2, 2017, EH also included HIS.

Leading brands include:
- Prevnar 13/Prevenar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer healthcare products (e.g., Advil and Centrum)

Leading brands include:
- Lipitor
- Norvasc
- Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries)
- Celebrex
- Viagra*
- Inflectra/Remsima
- Sulperazon
- Several other sterile injectable products

*
Viagra lost exclusivity in the U.S. in December 2017. Beginning in 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, are reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, beginning in 2018, total Viagra worldwide revenues are reported in EH.

The following organizational change impacted our operating segments in 2018:

•
Effective in the first quarter of 2018, certain costs for Pfizer’s Strategy and Commercial Operations (StratCO) group, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. StratCO costs primarily include headcount costs, vendor costs and data costs largely in support of Pfizer’s commercial operations. The majority of the StratCO costs reflect additional amounts that our operating segments would have incurred had each segment operated as a standalone company during the periods presented. The reporting change was made to streamline accountability and speed decision making. In the third quarter of 2017, we reclassified approximately $125 million of costs from IH, approximately $36 million of costs from EH and approximately $19 million of costs from Corporate to Other unallocated costs to conform to the current period presentation. In the first nine months of 2017, we reclassified approximately $344 million of costs from IH, approximately $114 million of costs from EH and approximately $40 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

Third Quarter of 2018 vs. Third Quarter of 2017
Innovative Health Operating Segment

•	Cost of sales as a percentage of Revenues decreased 1.7 percentage points, primarily driven by the favorable impact of foreign exchange.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
The decrease in Cost of sales of 9% was primarily driven by the favorable impact of foreign exchange, partially offset by an increase in sales volumes for various key products within our product portfolio and an increase in royalty expenses based on the mix of products sold.

•
The increase in Selling, informational and administrative expenses of 5% was primarily driven by additional investment across several of our key products, primarily Xeljanz, Eucrisa, Eliquis and Prevnar 13/Prevenar 13 (pediatric indication), partially offset by lower healthcare reform expenses as a result of a true up of a prior year amount, and the favorable impact of foreign exchange.

•	The increase in Research and development expenses of 10% primarily reflects:

◦	increased costs for our rare disease portfolio;

◦	increased costs associated with our Phase 3 clinical trial related to our JAK1 inhibitor, which initiated a Phase 3 clinical study in December 2017; and

◦	increased costs across the Oncology portfolio, including costs associated with Bavencio studies, partially offset by:

◦	lower costs due to the completion of certain tanezumab studies.

•	The favorable change in Other (income)/deductions––net primarily reflects:

◦	a $36 million increase in dividend income from our investment in ViiV Healthcare Limited (ViiV);

◦	a $33 million increase in income from collaborations, out-licensing arrangements and sales of compound/product rights; and

◦	a $14 million increase in Xtandi royalty income.
Essential Health Operating Segment

•	Cost of sales as a percentage of Revenues increased 0.6 percentage points, primarily due to:

◦	higher sales volumes of Inflectra in the U.S. and developed Europe, which carry higher product costs; and

◦	lower sales volumes and margins as a result of product losses of exclusivity and generic competition in developed markets, partially offset by:

◦	the favorable impact of foreign exchange; and

◦	lower sales volumes in the SIP portfolio, which carries a higher cost to produce, in developed markets, primarily due to continued legacy Hospira product shortages in the U.S.

•	The decrease in Cost of sales of 2% was primarily due to:

◦	the favorable impact of foreign exchange; and

◦	lower sales volumes driven by product losses of exclusivity and generic competition in developed markets, partially offset by:

◦	higher sales volumes of Inflectra in the U.S. and developed Europe, which carry higher product costs; and

◦	higher costs across the SIP portfolio, as a result of the complexity of high-quality product manufacturing across the legacy Hospira plants.

•
Selling, informational and administrative expenses decreased 4% mainly due to lower general and administrative expenses, as well as lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and the favorable impact of foreign exchange, partially offset by additional investments in China.

•	Research and development expenses decreased 10% primarily due to decreased spending for biosimilars as several programs have reached completion.

•
The unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of income from resolution of a contract disagreement, the unfavorable impact of foreign exchange and the non-recurrence of a gain on the redemption of an acquired bond in 2017, partially offset by an increase in income from collaborations, out-licensing arrangements and sales of compound/product rights.

First Nine Months of 2018 vs. First Nine Months of 2017
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues decreased 0.1 percentage points, primarily driven by the favorable impact of foreign exchange, partially offset by an unfavorable change in product mix. The unfavorable product mix, which includes

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

the unfavorable impact of the reclassification of Viagra IH to EH in 2018, is partially offset by an increase in alliance revenues, which have no associated cost of sales.

•
The increase in Cost of sales of 5% was primarily driven by an increase in sales volumes for various key products within our product portfolio, and an increase in royalty expenses based on the mix of products sold, partially offset by the favorable impact of foreign exchange.

•
The increase in Selling, informational and administrative expenses of 8% was primarily driven by additional investment across several of our key products, primarily Xeljanz, Eucrisa, Ibrance, Prevnar 13/Prevenar 13 (pediatric indication), and Eliquis, partially offset by lower healthcare reform expenses as a result of a true up of a prior year amount and decreased investment in Enbrel due to loss of exclusivity across developed Europe.

•	The increase in Research and development expenses of 11% primarily reflects:

◦
increased costs associated with our Phase 3 clinical trials related to our JAK1 inhibitor and the C. difficile vaccine program, each of which initiated a Phase 3 clinical study in December 2017 and March 2017, respectively;

◦	increased costs across the Oncology portfolio, including costs associated with Bavencio studies; and

◦	increased costs for our rare disease portfolio,
partially offset by:

◦	lower costs due to the completion of certain clinical studies, including tanezumab and Lyrica.

•	The favorable change in Other (income)/deductions––net primarily reflects:

◦	a $188 million increase in income from collaborations, out-licensing arrangements and sales of compound/product rights;

◦	a $45 million increase in Xtandi royalty income; and

◦	a $14 million increase in dividend income from our investment in ViiV Healthcare Limited (ViiV).
Essential Health Operating Segment
The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, operating results for EH for the first nine months of 2017 include approximately one month of HIS domestic operations and approximately two months of HIS international operations. Operating results for EH for the first nine months of 2018 do not reflect any contribution from HIS global operations.

•	Cost of sales as a percentage of Revenues increased 1.8 percentage points, primarily due to:

◦	higher sales volume of Inflectra in the U.S. and developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs;

◦	lower sales volumes and margins as a result of product losses of exclusivity and generic competition in developed markets; and

◦	the unfavorable impact of foreign exchange,
partially offset by:

◦	lower sales volumes in the SIP portfolio, which carries a higher cost to produce, in developed markets, primarily due to continued legacy Hospira product shortages in the U.S.; and

◦	the non-recurrence of charges related to a product recall that occurred in 2017.

•	The increase in Cost of sales of 3% was primarily due to:

◦	higher sales volumes of Inflectra in the U.S. and developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs; and

◦	the unfavorable impact of foreign exchange,
partially offset by:

◦	lower sales volumes driven by product losses of exclusivity and generic competition in developed markets; and

◦	the non-recurrence of charges related to a product recall that occurred in 2017.

•
Selling, informational and administrative expenses decreased 9% mainly due to lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and lower general and administrative expenses, partially offset by additional investments in China and the unfavorable impact of foreign exchange.

•	Research and development expenses decreased 10% primarily due to decreased spending for biosimilars as several programs have reached completion.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
The unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of income from resolution of a contract disagreement, the non-recurrence of a gain on the redemption of an acquired bond in 2017 and the unfavorable impact of foreign exchange, partially offset by an increase in income from collaborations, out-licensing arrangements and sales of compound/product rights.

(3)	Other comprises the costs included in our Adjusted income components(4) that are managed outside of our two operating segments and includes the following:

	Third-Quarter 2018
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	21	258	279
Selling, informational and administrative expenses	—	—	950	164	1,114
Research and development expenses	550	193	318	16	1,078
Amortization of intangible assets	—	—	—	(6)	(6)
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(6)	(1)	47	26	65
Loss from continuing operations before provision for taxes on income	$(543)	$(192)	$(1,337)	$(457)	$(2,530)

	Nine Months Ended September 30, 2018
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	149	446	595
Selling, informational and administrative expenses	—	—	2,881	507	3,388
Research and development expenses	1,664	579	672	46	2,961
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(110)	(4)	(69)	65	(117)
Loss from continuing operations before benefit for taxes on income	$(1,554)	$(575)	$(3,633)	$(1,064)	$(6,827)

	Third-Quarter 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales(e)	—	—	27	139	167
Selling, informational and administrative expenses(e)	—	—	980	191	1,171
Research and development expenses(e)	570	195	189	20	973
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs(e)	—	—	—	—	—
Other (income)/deductions––net(e)	(4)	(1)	167	(15)	147
Loss from continuing operations before provision for taxes on income	$(566)	$(193)	$(1,363)	$(335)	$(2,457)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Nine Months Ended October 1, 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales(e)	—	—	(4)	493	489
Selling, informational and administrative expenses(e)	—	(1)	2,965	502	3,467
Research and development expenses(e)	1,680	565	609	39	2,894
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs(e)	—	—	—	—	—
Other (income)/deductions––net(e)	(36)	(4)	338	36	334
Loss from continuing operations before provision for taxes on income	$(1,644)	$(561)	$(3,908)	$(1,070)	$(7,183)

(a)
WRD––the R&D expenses managed by our WRD organization, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects.

(c)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations, as well as certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in the first quarter of 2018, certain costs for StratCO, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. For additional information, see note (d) below.

(d)
Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production). In connection with the StratCO reporting change, in the third quarter of 2017, we reclassified approximately $125 million of costs from IH, approximately $36 million of costs from EH and approximately $19 million of costs from Corporate to Other unallocated costs to conform to current period presentation. In the first nine months of 2017, we reclassified approximately $344 million of costs from IH, approximately $114 million of costs from EH and approximately $40 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

(e)
Amounts for the third quarter and first nine months of 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs.

For information purposes only, the following tables present reconciliations of our segment operating results to segment operating results including estimated Other costs generally associated with each segment. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the periods presented. For information purposes only, for the first nine months of 2018, we

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

estimate that Other costs, as described above, for combined WRD and GPD costs of $2.1 billion, and combined Corporate and Other Unallocated costs of $4.4 billion after excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $730 million for the first nine months of 2018 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $442 million for the first nine months of 2018 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

	Nine Months Ended September 30, 2018
		Estimated Other Costs Associated with IH(b)
(MILLIONS OF DOLLARS)	Innovative Health Non-GAAP Adjusted(a), (c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Innovative Health with Estimated Other Costs Associated with Innovative Health Non-GAAP Adjusted(b), (c)
Revenues	$24,573	$—	$—	$24,573
Cost of sales	3,049	—	81	3,130
Selling, informational and administrative expenses	4,967	—	1,918	6,886
Research and development expenses	1,882	2,219	658	4,760
Amortization of intangible assets	165	—	(4)	161
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(909)	(113)	(213)	(1,235)
Income from continuing operations before provision for taxes on income	15,419	(2,106)	(2,441)	10,872

	Nine Months Ended September 30, 2018
		Estimated Other Costs Associated with EH(b)
(MILLIONS OF DOLLARS)	Essential Health Non-GAAP Adjusted(a), (c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Essential Health with Estimated Other Costs Associated with Essential Health Non-GAAP Adjusted(b), (c)
Revenues	$15,097	$—	$—	$15,097
Cost of sales	4,442	—	514	4,956
Selling, informational and administrative expenses	1,909	—	1,469	3,379
Research and development expenses	683	24	60	767
Amortization of intangible assets	47	—	4	51
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(117)	—	(78)	(195)
Income from continuing operations before provision for taxes on income	8,133	(24)	(1,969)	6,141

(a)
Amount represents the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note (2) above for more information.

(b)	Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see above.

•	WRD/GPD––The information provided for WRD and GPD was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

(c)	See note (4) below for an explanation of our Non-GAAP Adjusted financial measure.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2017 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2018 and 2017. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges), that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2018 and 2017.

(6)
Amounts for IH, EH, Other and Reconciling Items for the third quarter and first nine months of 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs.

PFIZER INC. - REVENUES
THIRD-QUARTER 2018 and 2017 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2018	2017	% Change		2018	2017	% Change	2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,298	$13,168	1%	2%	$6,361	$6,534	(3%)	$6,937	$6,634	5%	6%
PFIZER INNOVATIVE HEALTH (IH)(b)	$8,471	$8,118	4%	5%	$4,881	$4,777	2%	$3,590	$3,341	7%	10%
Internal Medicine	$2,463	$2,455	—	1%	$1,638	$1,737	(6%)	$825	$718	15%	16%
Lyrica IH(c)	1,132	1,150	(2%)	(2%)	875	877	—	257	274	(6%)	(6%)
Eliquis alliance revenues and direct sales	870	644	35%	36%	455	352	29%	416	291	43%	44%
Chantix/Champix	261	240	9%	9%	197	180	10%	64	60	6%	7%
BMP2	54	79	(32%)	(32%)	54	80	(33%)	—	(1)	*	*
Toviaz	67	62	8%	8%	23	19	21%	44	43	2%	3%
Viagra IH(d)	—	206	*	*	—	198	*	—	9	*	*
All other Internal Medicine	79	75	5%	6%	34	32	6%	45	43	5%	7%
Vaccines	$1,845	$1,649	12%	13%	$1,149	$1,012	14%	$695	$637	9%	12%
Prevnar 13/Prevenar 13	1,660	1,522	9%	10%	1,089	971	12%	571	551	4%	6%
FSME/IMMUN-Tico Vac	57	43	31%	30%	—	—	—	57	43	31%	30%
Trumenba	61	42	46%	46%	60	42	44%	1	—	*	*
All other Vaccines	67	43	57%	61%	—	—	—	67	43	57%	61%
Oncology	$1,775	$1,616	10%	11%	$1,117	$1,093	2%	$658	$522	26%	29%
Ibrance	1,025	878	17%	18%	708	713	(1%)	317	165	93%	98%
Sutent	248	276	(10%)	(9%)	80	87	(7%)	168	189	(11%)	(9%)
Xtandi alliance revenues	180	150	20%	20%	180	150	20%	—	—	—	—
Xalkori	127	146	(13%)	(12%)	34	49	(31%)	93	96	(4%)	(2%)
Inlyta	71	84	(15%)	(13%)	27	30	(10%)	44	53	(18%)	(15%)
Bosulif	69	57	20%	19%	43	38	13%	26	19	33%	33%
All other Oncology	55	26	*	*	45	27	69%	10	(1)	*	*
Inflammation & Immunology (I&I)	$1,018	$1,000	2%	4%	$376	$323	16%	$642	$677	(5%)	(2%)
Enbrel (Outside the U.S. and Canada)	531	613	(13%)	(11%)	—	—	—	531	613	(13%)	(11%)
Xeljanz	432	348	24%	26%	332	291	14%	100	57	76%	84%
Eucrisa	40	15	*	*	40	15	*	—	—	—	—
All other I&I	15	23	(38%)	(38%)	4	17	(77%)	11	7	62%	60%
Rare Disease	$531	$569	(7%)	(5%)	$157	$162	(3%)	$374	$407	(8%)	(6%)
BeneFIX	132	151	(13%)	(12%)	57	64	(10%)	74	87	(15%)	(13%)
Genotropin	143	136	5%	6%	35	26	37%	108	111	(2%)	(1%)
Refacto AF/Xyntha	117	140	(16%)	(15%)	27	29	(8%)	90	110	(18%)	(16%)
Somavert	64	65	(2%)	(2%)	23	24	(3%)	41	41	(1%)	(1%)
All other Rare Disease	74	77	(3%)	(1%)	14	19	(28%)	61	58	5%	8%
Consumer Healthcare	$839	$829	1%	2%	$445	$449	(1%)	$394	$379	4%	5%
PFIZER ESSENTIAL HEALTH (EH)(e)	$4,826	$5,050	(4%)	(4%)	$1,480	$1,756	(16%)	$3,347	$3,294	2%	3%
Legacy Established Products (LEP)(f)	$2,533	$2,681	(6%)	(5%)	$658	$838	(21%)	$1,875	$1,843	2%	3%
Lipitor	507	491	3%	3%	25	60	(58%)	482	431	12%	11%
Norvasc	247	226	9%	10%	9	9	(2%)	238	217	10%	10%
Premarin family	204	238	(15%)	(15%)	191	224	(15%)	12	14	(14%)	(12%)
Xalatan/Xalacom	76	83	(8%)	(7%)	4	4	10%	72	79	(9%)	(8%)
Effexor	78	76	2%	3%	18	22	(17%)	59	54	10%	11%
Zoloft	72	78	(7%)	(4%)	14	18	(25%)	59	59	(1%)	2%
Zithromax	54	61	(12%)	(13%)	—	3	*	54	59	(8%)	(9%)
EpiPen	68	82	(18%)	(17%)	55	57	(3%)	13	26	(49%)	(49%)
Xanax	52	58	(10%)	(9%)	9	11	(20%)	43	46	(8%)	(7%)
Sildenafil Citrate	1	—	*	*	1	—	*	—	—	—	—
All other LEP	1,176	1,288	(9%)	(7%)	332	430	(23%)	843	857	(2%)	1%
Sterile Injectable Pharmaceuticals (SIP)(g)	$1,239	$1,273	(3%)	(2%)	$567	$626	(9%)	$672	$648	4%	5%
Sulperazon	145	114	28%	26%	—	—	—	145	114	28%	26%
Medrol	95	109	(13%)	(13%)	55	68	(20%)	40	41	(3%)	(2%)
Fragmin	76	79	(4%)	(4%)	4	6	(32%)	72	73	(2%)	(1%)
Tygacil	60	60	—	1%	6	9	(31%)	54	52	5%	6%
Zosyn/Tazocin	55	47	19%	21%	35	36	(2%)	20	11	88%	*
Precedex	47	51	(6%)	(6%)	17	22	(21%)	30	29	5%	6%
All other SIP	761	814	(7%)	(6%)	450	485	(7%)	311	329	(6%)	(4%)
Peri-LOE Products(h)	$698	$794	(12%)	(11%)	$102	$130	(22%)	$597	$664	(10%)	(9%)
Viagra EH(d)	137	102	35%	37%	32	—	*	105	102	3%	5%
Celebrex	188	212	(11%)	(11%)	16	61	(73%)	171	150	14%	14%
Vfend	87	97	(11%)	(9%)	3	3	16%	83	94	(11%)	(9%)
Lyrica EH(c)	81	134	(40%)	(39%)	—	—	—	81	134	(40%)	(39%)
Zyvox	50	68	(26%)	(26%)	(3)	6	*	53	62	(13%)	(13%)
Revatio	53	58	(8%)	(8%)	34	27	26%	20	31	(37%)	(37%)
Pristiq	52	69	(24%)	(22%)	20	26	(21%)	32	43	(26%)	(23%)
All other Peri-LOE Products	49	55	(10%)	(6%)	(1)	8	*	50	47	7%	12%
Biosimilars(i)	$197	$141	40%	40%	$72	$34	*	$125	$107	17%	17%
Inflectra/Remsima	166	112	48%	48%	71	34	*	95	78	22%	22%
All other Biosimilars	31	28	8%	6%	1	—	*	30	28	5%	4%
Pfizer CentreOne(j)	$159	$161	(1%)	(1%)	$81	$128	(37%)	$78	$33	*	*
Hospira Infusion Systems (HIS)(k)	$—	$—	—	—	$—	$—	—	$—	$—	—	—
Total Lyrica(c)	$1,213	$1,285	(6%)	(5%)	$875	$877	—	$338	$408	(17%)	(17%)
Total Viagra(d)	$137	$308	(55%)	(55%)	$32	$198	(84%)	$105	$111	(5%)	(3%)
Total Alliance revenues	$977	$741	32%	32%	$642	$507	26%	$336	$234	44%	43%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD-QUARTER 2018 and 2017 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2018	2017	% Change		2018	2017	% Change		2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,231	$2,163	3%	2%	$1,640	$1,632	1%	1%	$3,066	$2,839	8%	13%
PFIZER INNOVATIVE HEALTH (IH)(b)	$1,482	$1,368	8%	7%	$919	$862	7%	7%	$1,189	$1,111	7%	14%
Internal Medicine	$290	$204	42%	41%	$349	$365	(4%)	(4%)	$186	$150	24%	29%
Lyrica IH(c)	—	—	—	—	205	223	(8%)	(8%)	52	50	3%	5%
Eliquis alliance revenues and direct sales	254	168	51%	50%	85	69	24%	24%	77	54	42%	51%
Chantix/Champix	19	18	5%	4%	27	31	(13%)	(12%)	18	11	63%	69%
BMP2	—	(1)	*	*	—	—	—	—	—	—	—	—
Toviaz	17	18	(1%)	(2%)	24	23	5%	5%	3	3	(4%)	12%
Viagra IH(d)	—	—	—	—	—	9	*	*	—	—	—	—
All other Internal Medicine	—	1	*	*	7	10	(22%)	(22%)	38	32	17%	19%
Vaccines	$229	$207	11%	9%	$103	$103	—	—	$363	$327	11%	17%
Prevnar 13/Prevenar 13	136	139	(2%)	(3%)	94	99	(5%)	(5%)	340	314	9%	14%
FSME/IMMUN-Tico Vac	52	39	33%	32%	—	—	—	—	5	4	17%	14%
Trumenba	1	—	*	*	—	—	—	—	—	—	—	—
All other Vaccines	40	29	39%	37%	9	4	99%	*	18	9	92%	*
Oncology	$337	$271	24%	23%	$145	$85	69%	69%	$177	$165	7%	18%
Ibrance	194	116	66%	65%	67	10	*	*	57	39	47%	75%
Sutent	79	86	(8%)	(9%)	30	30	(3%)	(2%)	59	73	(19%)	(13%)
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	35	47	(25%)	(26%)	14	14	(3%)	(4%)	44	35	24%	29%
Inlyta	11	17	(33%)	(34%)	19	21	(9%)	(10%)	14	15	(12%)	(2%)
Bosulif	14	9	50%	48%	10	9	17%	17%	2	2	22%	26%
All other Oncology	3	(4)	*	*	5	2	*	*	2	2	26%	28%
Inflammation & Immunology (I&I)	$328	$358	(9%)	(9%)	$153	$137	12%	12%	$162	$181	(11%)	1%
Enbrel (Outside the U.S. and Canada)	298	355	(16%)	(17%)	101	99	2%	3%	133	159	(17%)	(6%)
Xeljanz	30	10	*	*	41	25	67%	69%	29	22	31%	50%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	—	(7)	(94%)	(92%)	11	14	(19%)	(19%)	—	—	—	—
Rare Disease	$201	$233	(14%)	(15%)	$90	$96	(6%)	(6%)	$83	$78	6%	17%
BeneFIX	36	51	(29%)	(30%)	21	24	(14%)	(13%)	18	13	39%	53%
Genotropin	45	46	(1%)	(2%)	39	41	(4%)	(4%)	24	24	(1%)	8%
Refacto AF/Xyntha	57	76	(25%)	(26%)	10	12	(15%)	(13%)	23	21	7%	18%
Somavert	33	32	1%	—	5	5	—	—	3	4	(17%)	(6%)
All other Rare Disease	30	28	10%	9%	15	14	8%	8%	15	16	(5%)	7%
Consumer Healthcare	$97	$95	3%	1%	$79	$76	4%	6%	$218	$209	4%	7%
PFIZER ESSENTIAL HEALTH (EH)(e)	$749	$796	(6%)	(7%)	$721	$770	(6%)	(6%)	$1,877	$1,729	9%	11%
Legacy Established Products (LEP)(f)	$353	$351	—	(1%)	$430	$484	(11%)	(11%)	$1,092	$1,007	8%	11%
Lipitor	43	44	(2%)	(3%)	54	55	(2%)	(2%)	385	333	16%	15%
Norvasc	16	16	3%	1%	44	50	(12%)	(12%)	178	151	18%	19%
Premarin family	—	1	(28%)	(29%)	6	7	(14%)	(13%)	6	7	(13%)	(10%)
Xalatan/Xalacom	17	17	(1%)	(2%)	30	35	(15%)	(15%)	25	27	(6%)	(1%)
Effexor	14	14	—	(2%)	25	20	24%	24%	21	20	4%	8%
Zoloft	10	10	9%	7%	14	17	(16%)	(16%)	34	33	4%	10%
Zithromax	9	8	4%	2%	8	9	(13%)	(13%)	37	41	(10%)	(10%)
EpiPen	—	—	—	—	13	26	(49%)	(49%)	—	—	—	—
Xanax	23	23	(2%)	(4%)	4	4	(12%)	(12%)	16	19	(14%)	(9%)
Sildenafil Citrate	—	—	—	—	—	—	—	—	—	—	—	—
All other LEP	221	219	1%	—	233	262	(11%)	(11%)	390	377	3%	10%
Sterile Injectable Pharmaceuticals (SIP)(g)	$135	$156	(14%)	(15%)	$116	$117	(1%)	1%	$421	$374	12%	14%
Sulperazon	—	—	—	—	2	3	(19%)	(19%)	143	111	29%	28%
Medrol	11	12	(7%)	(8%)	6	6	6%	7%	23	24	(3%)	(1%)
Fragmin	35	36	(4%)	(4%)	18	20	(11%)	(10%)	19	16	15%	16%
Tygacil	15	20	(26%)	(27%)	1	2	(24%)	(25%)	38	30	27%	30%
Zosyn/Tazocin	1	1	36%	32%	—	—	—	—	19	10	95%	*
Precedex	—	—	—	—	18	15	24%	24%	12	14	(15%)	(13%)
All other SIP	73	87	(16%)	(17%)	70	71	(2%)	—	168	170	(1%)	1%
Peri-LOE Products(h)	$124	$179	(31%)	(32%)	$163	$159	2%	2%	$310	$325	(5%)	(2%)
Viagra EH(d)	11	11	(4%)	(5%)	18	8	*	*	76	82	(7%)	(5%)
Celebrex	7	7	(8%)	(10%)	79	68	16%	15%	86	75	15%	15%
Vfend	8	12	(34%)	(34%)	18	25	(26%)	(26%)	57	57	—	3%
Lyrica EH(c)	62	107	(42%)	(43%)	—	—	—	—	19	28	(30%)	(24%)
Zyvox	3	6	(51%)	(51%)	14	15	(11%)	(11%)	37	41	(9%)	(9%)
Revatio	8	14	(45%)	(46%)	7	8	(9%)	(9%)	5	9	(46%)	(45%)
Pristiq	7	7	—	(1%)	11	18	(39%)	(37%)	14	18	(24%)	(17%)
All other Peri-LOE Products	18	14	28%	27%	16	17	(7%)	(8%)	16	16	3%	18%
Biosimilars(i)	$106	$88	21%	19%	$7	$4	69%	73%	$12	$15	(18%)	(13%)
Inflectra/Remsima	79	64	24%	23%	6	4	74%	78%	10	11	(13%)	(6%)
All other Biosimilars	27	24	11%	9%	—	—	—	—	3	4	(33%)	(34%)
Pfizer CentreOne(j)	$31	$21	49%	50%	$5	$5	(5%)	(5%)	$42	$7	*	*
Hospira Infusion Systems (HIS)(k)	$—	$—	—	—	$—	$—	—	—	$—	$—	—	—
Total Lyrica(c)	$62	$107	(42%)	(43%)	$205	$223	(8%)	(8%)	$71	$78	(9%)	(5%)
Total Viagra(d)	$11	$11	(4%)	(5%)	$18	$17	6%	8%	$76	$82	(7%)	(5%)
Total Alliance revenues	$244	$159	54%	53%	$92	$75	23%	24%	$—	$—	—	—
See end of tables for notes.

PFIZER INC. - REVENUES
NINE MONTHS 2018 and 2017 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2018	2017	% Change		2018	2017	% Change	2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$39,670	$38,843	2%	—	$18,861	$19,516	(3%)	$20,810	$19,327	8%	4%
PFIZER INNOVATIVE HEALTH (IH)(b)	$24,573	$23,204	6%	4%	$14,002	$13,708	2%	$10,572	$9,496	11%	8%
Internal Medicine	$7,339	$7,245	1%	—	$4,967	$5,239	(5%)	$2,372	$2,006	18%	14%
Lyrica IH(c)	3,398	3,382	—	—	2,643	2,602	2%	755	779	(3%)	(5%)
Eliquis alliance revenues and direct sales	2,524	1,813	39%	36%	1,371	1,041	32%	1,153	772	49%	42%
Chantix/Champix	789	727	9%	8%	602	542	11%	187	184	2%	(2%)
BMP2	206	198	4%	4%	206	198	4%	—	—	—	—
Toviaz	197	187	5%	2%	62	63	(1%)	135	124	8%	4%
Viagra IH(d)	—	711	*	*	—	687	*	—	24	*	*
All other Internal Medicine	224	228	(2%)	(4%)	83	106	(22%)	142	122	16%	13%
Vaccines	$4,708	$4,385	7%	6%	$2,689	$2,633	2%	$2,019	$1,752	15%	13%
Prevnar 13/Prevenar 13	4,290	4,069	5%	5%	2,597	2,554	2%	1,694	1,515	12%	10%
FSME/IMMUN-Tico Vac	162	119	36%	26%	—	—	—	162	119	36%	26%
Trumenba	95	79	20%	20%	92	79	17%	3	—	*	*
All other Vaccines	160	117	36%	31%	—	—	—	160	117	36%	31%
Oncology	$5,294	$4,551	16%	15%	$3,426	$3,166	8%	$1,868	$1,385	35%	30%
Ibrance	2,985	2,410	24%	23%	2,178	2,048	6%	807	362	*	*
Sutent	785	805	(2%)	(5%)	262	277	(6%)	524	527	(1%)	(5%)
Xtandi alliance revenues	510	422	21%	21%	510	422	21%	—	—	—	—
Xalkori	417	442	(6%)	(9%)	118	170	(31%)	299	272	10%	5%
Inlyta	226	256	(12%)	(13%)	88	95	(7%)	138	161	(14%)	(16%)
Bosulif	206	163	27%	24%	136	110	24%	71	53	32%	26%
All other Oncology	164	54	*	*	134	44	*	30	9	*	*
Inflammation & Immunology (I&I)	$2,951	$2,863	3%	1%	$1,081	$875	23%	$1,870	$1,988	(6%)	(8%)
Enbrel (Outside the U.S. and Canada)	1,589	1,818	(13%)	(15%)	—	—	—	1,589	1,818	(13%)	(15%)
Xeljanz	1,221	935	31%	31%	964	793	22%	256	142	81%	81%
Eucrisa	104	33	*	*	104	33	*	—	—	—	—
All other I&I	37	78	(52%)	(52%)	12	49	(76%)	25	28	(11%)	(10%)
Rare Disease	$1,651	$1,637	1%	(2%)	$482	$456	6%	$1,169	$1,182	(1%)	(5%)
BeneFIX	420	453	(7%)	(10%)	183	191	(4%)	237	262	(10%)	(14%)
Genotropin	416	375	11%	8%	96	56	71%	320	319	—	(3%)
Refacto AF/Xyntha	388	409	(5%)	(8%)	81	87	(7%)	307	322	(4%)	(9%)
Somavert	195	182	7%	2%	74	68	10%	120	115	5%	(2%)
All other Rare Disease	232	218	6%	4%	47	54	(13%)	185	164	13%	9%
Consumer Healthcare	$2,631	$2,522	4%	2%	$1,357	$1,339	1%	$1,273	$1,183	8%	4%
PFIZER ESSENTIAL HEALTH (EH)(e)	$15,097	$15,639	(3%)	(6%)	$4,859	$5,808	(16%)	$10,238	$9,831	4%	1%
Legacy Established Products (LEP)(f)	$7,865	$7,995	(2%)	(4%)	$2,093	$2,553	(18%)	$5,772	$5,442	6%	3%
Lipitor	1,539	1,341	15%	10%	86	125	(32%)	1,453	1,215	20%	14%
Norvasc	773	684	13%	9%	27	28	(4%)	745	656	14%	9%
Premarin family	605	711	(15%)	(15%)	569	670	(15%)	36	41	(13%)	(14%)
Xalatan/Xalacom	233	241	(3%)	(6%)	14	14	—	219	227	(4%)	(6%)
Effexor	228	215	6%	3%	54	60	(11%)	174	155	12%	9%
Zoloft	223	215	4%	3%	42	42	2%	181	173	5%	3%
Zithromax	216	202	7%	2%	3	5	(30%)	213	197	8%	3%
EpiPen	215	253	(15%)	(15%)	174	198	(12%)	41	55	(25%)	(27%)
Xanax	163	164	(1%)	(5%)	31	36	(15%)	132	128	3%	(2%)
Sildenafil Citrate	72	—	*	*	72	—	*	—	—	—	—
All other LEP	3,599	3,969	(9%)	(11%)	1,021	1,374	(26%)	2,578	2,595	(1%)	(3%)
Sterile Injectable Pharmaceuticals (SIP)(g)	$3,928	$4,270	(8%)	(10%)	$1,864	$2,344	(20%)	$2,064	$1,926	7%	3%
Sulperazon	464	345	34%	28%	—	—	—	464	345	34%	28%
Medrol	318	352	(10%)	(11%)	199	230	(13%)	119	122	(3%)	(7%)
Fragmin	221	221	—	(5%)	12	15	(19%)	208	206	1%	(4%)
Tygacil	186	192	(3%)	(7%)	19	39	(50%)	167	153	9%	4%
Zosyn/Tazocin	175	124	40%	41%	117	107	9%	58	18	*	*
Precedex	166	182	(9%)	(10%)	82	103	(20%)	84	80	6%	4%
All other SIP	2,399	2,852	(16%)	(17%)	1,435	1,850	(22%)	964	1,002	(4%)	(7%)
Peri-LOE Products(h)	$2,208	$2,398	(8%)	(10%)	$416	$377	10%	$1,792	$2,021	(11%)	(14%)
Viagra EH(d)	509	285	79%	76%	196	—	*	313	285	10%	7%
Celebrex	494	564	(12%)	(15%)	50	117	(57%)	444	448	(1%)	(4%)
Vfend	294	305	(4%)	(6%)	8	10	(26%)	287	295	(3%)	(5%)
Lyrica EH(c)	251	428	(41%)	(45%)	—	—	—	251	428	(41%)	(45%)
Zyvox	184	220	(16%)	(19%)	(1)	25	*	185	195	(5%)	(9%)
Revatio	163	189	(14%)	(16%)	96	87	11%	66	102	(35%)	(38%)
Pristiq	156	230	(32%)	(33%)	57	105	(46%)	99	125	(21%)	(22%)
All other Peri-LOE Products	157	176	(11%)	(12%)	10	33	(69%)	147	143	2%	1%
Biosimilars(i)	$558	$367	52%	45%	$190	$74	*	$368	$292	26%	17%
Inflectra/Remsima	469	284	65%	58%	189	74	*	280	210	33%	24%
All other Biosimilars	89	82	8%	(1%)	1	—	*	88	82	7%	(2%)
Pfizer CentreOne(j)	$539	$514	5%	4%	$297	$397	(25%)	$243	$117	*	*
Hospira Infusion Systems (HIS)(k)	$—	$97	*	*	$—	$64	*	$—	$33	*	*
Total Lyrica(c)	$3,649	$3,810	(4%)	(5%)	$2,643	$2,602	2%	$1,006	$1,208	(17%)	(19%)
Total Viagra(d)	$509	$996	(49%)	(50%)	$196	$687	(71%)	$313	$309	1%	(1%)
Total Alliance revenues	$2,820	$2,112	34%	31%	$1,901	$1,487	28%	$919	$624	47%	39%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
NINE MONTHS 2018 and 2017 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2018	2017	% Change		2018	2017	% Change		2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$6,657	$6,309	6%	(2%)	$4,795	$4,797	—	(3%)	$9,358	$8,222	14%	13%
PFIZER INNOVATIVE HEALTH (IH)(b)	$4,317	$3,865	12%	3%	$2,672	$2,506	7%	4%	$3,582	$3,126	15%	16%
Internal Medicine	$812	$543	50%	39%	$1,020	$1,038	(2%)	(4%)	$539	$426	27%	26%
Lyrica IH(c)	—	—	—	—	596	621	(4%)	(6%)	159	159	—	(1%)
Eliquis alliance revenues and direct sales	692	435	59%	48%	240	198	21%	18%	221	138	60%	59%
Chantix/Champix	60	55	10%	1%	85	99	(14%)	(17%)	42	30	40%	42%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	52	48	9%	1%	74	68	7%	5%	9	8	10%	15%
Viagra IH(d)	—	—	—	—	—	24	*	*	—	—	—	—
All other Internal Medicine	7	4	68%	62%	26	27	(3%)	(6%)	109	91	20%	16%
Vaccines	$666	$603	11%	2%	$318	$310	3%	—	$1,035	$839	23%	25%
Prevnar 13/Prevenar 13	419	415	1%	(7%)	304	301	1%	(2%)	971	799	22%	23%
FSME/IMMUN-Tico Vac	140	102	37%	28%	—	—	—	—	22	17	31%	17%
Trumenba	3	—	*	*	—	—	—	—	1	—	*	*
All other Vaccines	105	85	23%	14%	14	8	65%	66%	41	24	74%	82%
Oncology	$929	$697	33%	23%	$395	$245	61%	57%	$544	$443	23%	27%
Ibrance	483	246	96%	82%	166	21	*	*	157	94	68%	88%
Sutent	240	239	—	(8%)	88	90	(1%)	(4%)	195	199	(2%)	(1%)
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	121	131	(8%)	(15%)	43	41	6%	3%	135	100	35%	32%
Inlyta	37	54	(31%)	(37%)	58	64	(11%)	(13%)	43	43	1%	4%
Bosulif	37	28	34%	24%	28	23	25%	22%	5	3	72%	65%
All other Oncology	11	(1)	*	*	11	6	89%	85%	8	5	68%	62%
Inflammation & Immunology (I&I)	$947	$1,063	(11%)	(18%)	$419	$401	4%	2%	$505	$525	(4%)	2%
Enbrel (Outside Canada)	881	1,053	(16%)	(23%)	282	293	(4%)	(5%)	425	472	(10%)	(5%)
Xeljanz	76	21	*	*	101	68	50%	47%	79	53	51%	64%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(10)	(12)	(19%)	(27%)	35	40	(13%)	(15%)	—	—	—	—
Rare Disease	$628	$660	(5%)	(13%)	$277	$287	(4%)	(6%)	$264	$234	13%	16%
BeneFIX	120	146	(18%)	(25%)	64	76	(15%)	(18%)	53	41	30%	34%
Genotropin	134	129	4%	(4%)	117	119	(1%)	(4%)	69	71	(3%)	(1%)
Refacto AF/Xyntha	188	217	(14%)	(21%)	37	39	(4%)	(6%)	82	66	26%	29%
Somavert	96	91	6%	(3%)	14	13	6%	4%	10	11	(5%)	(2%)
All other Rare Disease	91	77	17%	8%	44	41	9%	7%	50	46	8%	13%
Consumer Healthcare	$335	$299	12%	3%	$243	$226	8%	5%	$695	$658	6%	3%
PFIZER ESSENTIAL HEALTH (EH)(e)	$2,340	$2,444	(4%)	(12%)	$2,123	$2,291	(7%)	(10%)	$5,775	$5,096	13%	11%
Legacy Established Products (LEP)(f)	$1,108	$1,069	4%	(5%)	$1,305	$1,414	(8%)	(10%)	$3,358	$2,959	13%	11%
Lipitor	133	128	3%	(5%)	154	164	(6%)	(10%)	1,166	923	26%	21%
Norvasc	51	48	7%	(2%)	137	154	(11%)	(14%)	558	455	23%	19%
Premarin family	1	2	(22%)	(28%)	17	20	(14%)	(16%)	18	20	(10%)	(12%)
Xalatan/Xalacom	48	47	3%	(5%)	92	105	(12%)	(14%)	79	75	4%	4%
Effexor	44	43	2%	(6%)	69	53	30%	27%	61	59	4%	3%
Zoloft	30	26	16%	7%	45	52	(14%)	(17%)	106	95	12%	12%
Zithromax	35	32	9%	(1%)	27	34	(19%)	(21%)	150	131	15%	10%
EpiPen	—	—	—	—	41	55	(25%)	(27%)	—	—	—	—
Xanax	67	62	8%	(1%)	12	13	(7%)	(10%)	53	53	(1%)	(1%)
Sildenafil Citrate	—	—	—	—	—	—	—	—	—	—	—	—
All other LEP	699	681	3%	(5%)	711	765	(7%)	(9%)	1,168	1,148	2%	3%
Sterile Injectable Pharmaceuticals (SIP)(g)	$449	$459	(2%)	(10%)	$338	$368	(8%)	(10%)	$1,276	$1,099	16%	13%
Sulperazon	—	—	—	—	7	9	(17%)	(19%)	456	337	36%	29%
Medrol	36	36	(2%)	(10%)	17	18	(3%)	(6%)	66	68	(3%)	(5%)
Fragmin	110	107	2%	(4%)	55	57	(5%)	(7%)	44	42	6%	1%
Tygacil	53	57	(6%)	(14%)	4	5	(11%)	(15%)	109	91	20%	17%
Zosyn/Tazocin	4	1	*	*	2	—	*	*	51	17	*	*
Precedex	—	—	—	—	50	43	16%	13%	34	36	(6%)	(7%)
All other SIP	246	259	(5%)	(13%)	203	236	(14%)	(16%)	515	508	1%	—
Peri-LOE Products(h)	$383	$586	(35%)	(40%)	$452	$474	(5%)	(7%)	$956	$961	(1%)	(2%)
Viagra EH(d)	30	34	(10%)	(17%)	52	26	99%	94%	231	225	3%	—
Celebrex	20	21	(4%)	(12%)	198	199	—	(3%)	226	228	(1%)	(4%)
Vfend	28	44	(36%)	(42%)	59	78	(24%)	(26%)	199	173	15%	13%
Lyrica EH(c)	190	348	(45%)	(50%)	—	—	—	—	61	80	(23%)	(23%)
Zyvox	13	23	(43%)	(48%)	41	48	(16%)	(18%)	131	124	6%	2%
Revatio	27	53	(49%)	(53%)	22	23	(3%)	(5%)	17	26	(35%)	(37%)
Pristiq	23	20	16%	6%	33	50	(35%)	(37%)	44	55	(20%)	(18%)
All other Peri-LOE Products	52	43	21%	13%	48	51	(5%)	(7%)	47	50	(7%)	(2%)
Biosimilars(i)	$309	$249	24%	14%	$17	$10	80%	77%	$42	$34	24%	20%
Inflectra/Remsima	234	181	29%	19%	16	8	90%	87%	30	20	49%	46%
All other Biosimilars	75	68	11%	2%	1	1	7%	7%	12	14	(13%)	(20%)
Pfizer CentreOne(j)	$90	$80	12%	10%	$10	$13	(21%)	(21%)	$143	$24	*	*
Hospira Infusion Systems (HIS)(k)	$—	$1	*	*	$—	$12	*	*	$—	$19	*	*
Total Lyrica(c)	$190	$348	(45%)	(50%)	$596	$621	(4%)	(6%)	$220	$239	(8%)	(8%)
Total Viagra(d)	$30	$34	(10%)	(17%)	$52	$50	3%	1%	$231	$225	3%	—
Total Alliance revenues	$660	$411	61%	50%	$259	$214	21%	18%	$—	$(1)	(64%)	(73%)
See end of tables for notes.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (l) to (n) below, respectively, and the product revenues from these regions are described on pages 36 and 38.

(b)	The Pfizer Innovative Health business encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare.
(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(d)
Viagra lost exclusivity in the U.S. in December 2017. Beginning in 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, are reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, beginning in 2018, total Viagra revenues are reported in EH. Total Viagra revenues in 2017 represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(e)
The Pfizer Essential Health business encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Biosimilars, Pfizer CentreOne and Hospira Infusion Systems (HIS) (through February 2, 2017). On February 3, 2017, we completed the sale of our global infusion systems net assets, HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for the first nine months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Operating results for EH for the first nine months of 2018 do not reflect any contribution from HIS global operations.

(f)
Legacy Established Products primarily include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products). In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(g)
Sterile Injectable Pharmaceuticals includes branded and generic injectables (excluding Peri-LOE Products). In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(h)
Peri-LOE Products includes products that have recently lost or are anticipated to soon lose patent protection. These products primarily include: Lyrica in Europe, Russia, Turkey, Israel and Central Asia; worldwide revenues for Celebrex, Pristiq, Zyvox Vfend, Revatio and Inspra; and beginning in 2018, Viagra revenues for all countries (and Viagra revenues for all countries other than the U.S. and Canada in 2017, see note (d) above).

(i)
Biosimilars includes Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle Eastern markets and in the U.S. and Retacrit (biosimilar epoetin zeta) in certain European and Africa/Middle Eastern markets.

(j)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc. In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(k)
HIS (through February 2, 2017) includes Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

(l)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(m)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(n)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of October 30, 2018. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, performance, timing of exclusivity and potential benefits of Pfizer’s products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our plans to organize our commercial operations into three businesses effective at the beginning of the company's 2019 fiscal year, our acquisitions and other business development activities, our ability to successfully capitalize on growth opportunities, manufacturing and product supply and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; uncertainties regarding our ability to address the comments received by us from regulatory authorities such as the U.S. Food and Drug Administration (FDA) and the European Medicines Agency with respect to certain of our drug applications to the satisfaction of those authorities; and recommendations by technical or advisory committees, such as the Advisory Committee on Immunization Practices, that may impact the use of our vaccines;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with preliminary, early stage or interim data, including the risk that final results of studies for which preliminary, early stage or interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the preliminary, early stage or interim data results and may not support further clinical development of the applicable product candidate or indication;

▪
the success of external business-development activities, including the ability to identify and execute on potential business development opportunities, the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, the ability to realize the anticipated benefits of any such transactions, and the potential need to obtain additional equity or debt financing to pursue these opportunities which could result in increased leverage and impact our credit ratings;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party, and access challenges for our biosimilar products where our product may not receive appropriate formulary access or remains in a disadvantaged position relative to the innovator product;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪
difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply shortages at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, debarment, injunctions or voluntary recall of a product;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

▪
the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

▪
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, such as claims that our patents are invalid and/or do not cover the product of the generic drug manufacturer or where one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪
the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of the recently passed Tax Cuts and Jobs Act;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪	further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on Pfizer, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, including our plans to organize our commercial operations into three businesses effective at the beginning of the company’s 2019 fiscal year, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;

▪	the impact of product recalls, withdrawals and other unusual items;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting;

▪
risks and uncertainties related to our acquisitions of Hospira, Inc. (Hospira), Anacor Pharmaceuticals, Inc. (Anacor), Medivation, Inc. (Medivation) and AstraZeneca’s small molecule anti-infectives business, including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisitions of Hospira, Anacor and Medivation will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for Xtandi; significant transaction costs; and unknown liabilities; and

▪
risks and uncertainties related to our evaluation of strategic alternatives for our Consumer Healthcare business, including, among other things, the ability to realize the anticipated benefits of any strategic alternatives we may pursue for our Consumer Healthcare business, the potential for disruption to our business and diversion of management’s attention from other aspects of our business, the possibility that such strategic alternatives will not be completed on terms that are advantageous to Pfizer, the possibility that we may be unable to realize a higher value for Pfizer Consumer Healthcare through strategic alternatives, and unknown liabilities.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.